UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the 2012 Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, May 2, 2012, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. The company’s Annual Report for the fiscal year ended December 31, 2011 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during our past fiscal year and our current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed proxy card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy card. If you prefer, you may also vote your shares by internet or by telephone by following the instructions on your proxy card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card which was mailed on or about March 27, 2012, and by notifying you of the availability of the proxy materials on the internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements, are available on the Internet at www.rackspace.com/proxy.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

Date: March 27, 2012

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 2, 2012

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Tuesday, May 2, 2012 at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect three Class I directors to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3.	Approval of the amendment and restatement of our Amended and Restated 2007 Long Term Incentive Plan; and

4.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on March 9, 2012, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about March 27, 2012.

By Order of the Board of Directors,

Alan Schoenbaum

Senior Vice President, General Counsel and Secretary

March 27, 2012

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 2, 2012: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including financial statements, are available on the Internet at www.rackspace.com/proxy. Under rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc.

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on May 2, 2012

PROXY STATEMENT FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2012 Annual Meeting of Stockholders to be held on Wednesday, May 2, 2012 at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2011 Annual Report are being distributed and made available on or about March 27, 2012. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. When used in this proxy statement, the terms “we,” “us,” “our” and “the Company” mean Rackspace Hosting, Inc. and its divisions and subsidiaries.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2011 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2011.

What matters am I being asked to vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Elect three Class I directors, S. James Bishkin, Fred Reichheld, and Mark P. Mellin, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

•	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	Approve the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan; and

•	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

What is our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of KPMG LLP, and “FOR” the approval of the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on March 9, 2012, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4600. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to May 2, 2012, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

At the close of business on the Record Date, we had approximately 134,583,252 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m, CDT and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent you the proxy materials directly.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of our issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

How do I vote?

Most stockholders have a choice of voting in one of four ways:

•	over the Internet;

•	using a toll-free telephone number;

•	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

•	in person at the meeting.

The telephone and Internet voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Standard Time on May 1, 2012. Your vote, including any votes delivered by mail should you receive paper copies of your proxy materials and mail your proxy/voting instruction card, must be received by 11:59 p.m. Easter Standard Time on May 1, 2012 in order to be counted. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice, proxy card or the information sent by your broker or bank if you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter,” the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under NYSE rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Proposal 1 (election of directors) is considered a non-routine matter, as is Proposal 3 (approval of the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan). Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors or the approval of the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	A majority of the votes duly cast is required for the election of directors. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee for the nominee to be elected as a director of the Company to serve a three year term or until his or her successor has been duly elected and qualified. You may vote “FOR” “AGAINST” OR “ABSTAIN” on each of the three nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “ABSTAIN” with respect to the election of a Class I director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the three nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval of the amendment and restatement of the Amended and Restated Long Term Incentive Plan	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 3.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $50,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

Class I Directors

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the three current Class I members of the Board of Directors, S. James Bishkin, Fred Reichheld, and Mark P. Mellin. We do not know of any reason why any of the nominees would be unable to serve as a director. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2015 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Each candidate must receive a majority of the affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting in order to be elected Class I directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Corporate Strategy

We are focused on creating sustainable competitive advantage in four key areas. First, our vision is to be recognized as one of the world’s great service companies. Because companies must trust their cloud computing provider with their mission-critical IT assets, service reputation is a key selection criterion. Second, our singular focus is to provide cloud computing services, which enables us to operate with a financial discipline that keeps costs low, thereby generating returns that exceed our cost of capital. Third, our portfolio approach to services allows customers to select the solution that best fits their requirements. Fourth, we are committed to open technology standards, which address one of the main barriers to adoption of cloud computing: the customer’s fear of being locked in to a particular vendor who then wields great power to raise prices and stifle innovation. These key principles form the foundation of our business model. The competencies we seek in our directors must support these key principles.

The Nominating and Governance Committee oversees the evaluation of individual board members, committees, and the whole board, with the assistance of a third-party facilitator when needed. The evaluation seeks to ascertain, among other things, whether the board and its committees are functioning effectively and have the necessary skills, backgrounds, and experiences to meet the evolving needs of Rackspace.

Qualifications for All Directors

To be considered for board membership, all individual directors of Rackspace Hosting, Inc. should possess wisdom and financial literacy. Our Board believes that directors should be committed to representing the long-term interests of all stockholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. Generally, this means that directors should ensure that they have the time to prepare for meetings; attend board and committee meetings and the annual meeting of stockholders; consult with management as needed; and address crises should they arise.

We also expect our directors to stay informed about issues that are relevant to our company. Ongoing director education provided either by the company or by a third party is an important part of this requirement. The committee reviews its effectiveness in balancing these considerations when assessing the composition of the board.

Below we identify the key qualifications and skills our directors bring to the board that are important in light of our strategic direction. The directors’ individual qualifications and skills that the Board considered in their renomination are included in the directors’ individual biographies.

•	Leadership/management experience

•	Industry experience

•	Finance experience

•	Accounting experience

•	Real estate transaction experience

•	Customer service experience

•	Strategy formation experience

•	International business experience

•	Corporate governance experience

•	Technology experience

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the board. The lack of an “X” does not mean the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the board currently relies.

Required Expertise

Board of Directors
	Bishkin	Reichheld	Mellin	Napier	Still	Gilliland	Weston	Moe	Moorman
	Class I	Class I	Class I	Class II	Class II	Class II	Class III	Class III	Class III
Leadership/Management	X	X	X	X	X	X	X	X	X
Industry	X			X	X		X		X
Finance	X		X	X	X	X	X	X
Accounting			X	X		X		X
Real estate	X				X		X
Customer service		X		X		X	X		X
Strategy formation		X		X			X		X
International business			X	X		X			X
Corporate governance	X		X					X
Technology				X	X	X	X		X

Nominees for Class I Directors

The name and age as of March 9, 2012 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
S. James Bishkin	54	Director	2005
Fred Reichheld	60	Director	2008
Mark P. Mellin	51	Director	2009

S. James Bishkin has served as a member of our Board of Directors since November 2005. He has served as the president of the general partner of Isom Capital Partners I through IV, whose primary purposes were to manage their investments in Rackspace, since December 1999, November 2000, November 2000, and October 2005, respectively, until September 2009 (Isom Capital Partners I and II) and November 2009 (Isom Capital Partners III and IV). From 1999 until 2002, he was a development partner with Shurgard Storage Centers, a real estate investment trust. Prior to that he founded and served as President of Emmis Mortgage, a company specializing in the acquisition of real estate backed commercial paper. Mr. Bishkin has been active in various real estate development and acquisition partnerships since 1983. Mr. Bishkin is the Chairman of our Real Estate and Finance Committee and serves as a member of our Nominating and Governance Committee. He received his B.A. from the University of Texas in Austin and his M.B.A from Southern Methodist University.

Mr. Bishkin’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his real estate development and investment business, in-depth knowledge of real-estate related transactions and financings, and the knowledge and experience he has attained through his service on our Board since 2005.

Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), and The Ultimate Question, (Harvard Business School Press, 2006). Mr. Reichheld is Chairman of our Service & Strategy Committee. He received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his partnership at a large management consulting firm and as an advisor on customer loyalty to several large corporations, expertise in measuring customer satisfaction, customer retention and its link to revenue growth and profitability, and the knowledge and experience he has attained through his service on our Board since 2008.

Mark P. Mellin has served as a member of our Board of Directors since May 2009. Mr. Mellin is a certified public accountant and has been employed at Vidacare Corporation, a San Antonio, Texas based medical device company, since December 2009, where he currently serves as the President and Chief Executive Officer. Mr. Mellin previously was the managing partner of the San Antonio office of Arthur Andersen LLP, an international accounting and consulting firm he was with from September 1982 to August 2002. During his tenure at Arthur Andersen, Mr. Mellin oversaw the operations of the audit, tax and consulting practice of the San Antonio office and served as an auditor and financial advisor to numerous public and private companies.

Mr. Mellin was Senior Vice President and Chief Financial Officer of Ilex Oncology, Inc., a publicly traded bio-pharmaceutical company, from September 2002 to December 2004 until its acquisition by Genzyme Corporation. At different points from January 2005 through December 2009, Mr. Mellin worked as a financial consultant, providing among other things, regulatory reporting and merger and acquisition assistance. Mr. Mellin is Chairman of our Audit Committee. He received his B.B.A. in accounting from the University of Texas in Austin in 1982 and his CPA license from the state of Texas in 1984.

Mr. Mellin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his partnership at a large independent accounting firm including as an office managing partner, as a President and Chief Executive Officer of a private company with a global marketing presence, and as a Chief Financial Officer of a public company, and the knowledge and experience he has attained through his service on our Board since 2009 as Audit Committee Chairman.

Directors Not Standing for Election

The names and certain biographical information as of March 9, 2012 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Director Class	End of Current Term
A. Lanham Napier	41	CEO and Director	2001	Class II Director	2013
George J. Still, Jr.	54	Director	2006	Class II Director	2013
Michael Sam Gilliland	49	Director	2011	Class II Director	2013
Graham Weston	48	Chairman of the Board	2001	Class III Director	2014
Palmer L. Moe	68	Lead Director	2001	Class IIII Director	2014
Lew Moorman	41	President, Chief Strategy Officer and Director	2011	Class IIII Director	2014

A. Lanham Napier has served as a member of our Board of Directors since August 2001. Mr. Napier has also served our Chief Executive Officer since April 2006. He served as our President from August 2001 until December 8, 2011 and Chief Financial Officer from May 2000 to January 2003. From June 1997 to April 2000, Mr. Napier served as a director for Silver Brands Partners, an investment company. From May 1993 to June 1995, he worked as an analyst for Merrill Lynch and Co., an investment-banking firm. Mr. Napier received his B.A. in Economics from Rice University and his M.B.A. from Harvard University.

Mr. Napier’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and leadership through his experience as our Chief Executive Officer and extensive industry experience through his direct involvement in our operations since joining Rackspace in 2000. These attributes give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Napier provides leadership to our Board in a number of ways, including working with the Independent Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

George J. Still, Jr. has served as a member of our Board of Directors since November 2006. He initially led the Company’s first institutional venture financing in 2000 as a partner at Norwest Venture Partners, a venture capital firm. Mr. Still joined Norwest in 1989 and has served as a managing partner there since October 1994, where he focuses on investments in software, services, systems and consumer/Internet technologies. He also serves on the Boards of other private companies. Previously, Mr. Still worked for Ernst & Young, an accounting firm, in San Francisco and later as a Partner with Centennial Funds, a venture capital firm based in Denver, Colorado. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000 and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still is a member of our

Compensation Committee, our Nominating and Governance Committee and our Real Estate and Finance Committee. Mr. Still also serves on the Board of Directors for the Lucile Packard Foundation for Children’s Health. He received his B.S. from Pennsylvania State University and his M.B.A. from Dartmouth College, where he currently serves on the Board of Advisors of the Center for Private Equity and Entrepreneurship, Tuck School of Business.

Mr. Still’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and expertise gained through his experience as a managing partner with a large venture capital firm, the knowledge and experience he has attained through his service on other boards, and the knowledge and experience he has attained through his service on our Board since 2006.

Michael Sam Gilliland has served as a member of our Board of Directors since August 2011. Since 2003, Mr. Gilliland has been Chairman and Chief Executive Officer of Sabre Holdings, a global travel technology company, where he has led more than 10,000 employees in 60 countries, spanning all segments of the travel industry. He was appointed to the role in 2003. Prior to that, Mr. Gilliland served in several senior leadership positions at Sabre Holdings including president and CEO of Travelocity, executive vice president and chief marketing officer of Sabre Holdings, group president of Sabre Airline Solutions, and senior vice president and general manager of Sabre Business Travel Solutions, a start-up venture within the company. Before joining Sabre Holdings in 1988, Mr. Gilliland worked as an electrical engineer for Lockheed Missiles and Space in Austin, Texas. Mr. Gilliland was appointed to the President’s Management Advisory Board by U.S. President, Barack Obama, in March 2011 and, in 2012 was appointed to serve as vice chair during a third term on the U.S. Commerce Department’s Travel and Tourism Advisory Committee to Secretary of Commerce John Bryson. Also in 2012, Mr. Gilliland joined the Energy Security Leadership Council (ESLC), a group of prominent business and military leaders who support long-term policies to reduce U.S. oil dependence. Mr. Gilliland holds an M.B.A. from the University of Texas at Dallas and a bachelor’s degree in electrical engineering from the University of Kansas.

Mr. Gilliland’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy, leadership and expertise gained through his experience as Chairman and Chief Executive Officer of a technology company in both the public and private contexts during periods of global economic growth as well as the most recent economic recession. Additionally, Mr. Gilliland’s experience in the travel industry since 1988 has provided him with a distinct expertise and insight in the area of customer service. Sabre Holdings has few equals in any industry in terms of technology scale and utilization. As such he is uniquely qualified to contribute to the oversight and strategic direction of our company.

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Prior to joining Rackspace, Mr. Weston led the creation of and managed a number of startup ventures. Mr. Weston is also the Chief Executive Officer of Weston Properties, a real estate company that owns or manages industrial and office properties. Mr. Weston serves as a member of our Real Estate and Finance Committee and our Service and Strategy Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained as an entrepreneur and private investor, real estate owner and operator and the knowledge and experience he has attained through his service as a Rackspace early stage investor, Chief Executive Officer and as Chairman of the Board.

Palmer L. Moe has served as a member of our Board of Directors since August 2001. Mr. Moe is also the Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe was a partner of Arthur Andersen & Co., an accounting firm, and worked in its San Antonio,

Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation, an energy company. Mr. Moe is our Lead Director, Chairman of our Compensation Committee and our Nominating and Governance Committee and serves as a member of our Audit Committee. Mr. Moe also serves on the Board of Directors of a private company. He received his Bachelor’s Degree in Accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Moe’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his service as an office managing partner at Arthur Andersen and Co. and as President and Chief Operating Officer of Valero Energy Corporation, the knowledge and experience he has attained through service on the boards of other private and public companies, including committee chairmanships and the knowledge and experience he has attained through his service on our Board and chairmanship of certain of its committees since 2001.

Lew Moorman has served a member of our Board of Directors since August 2001. Mr. Moorman has also served as our President since December 8, 2011 and as our Chief Strategy Officer since April 2008. Prior to that time, Mr. Moorman served as our President, The Cloud from February 2009 to December 2011, as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his J.D. from Stanford Law School.

Mr. Moorman’s pertinent experience, qualifications, attributes, and skills include: J.D., leadership and expertise gained through his global experience as our President and Chief Strategy Officer, and the knowledge and experience he has attained in technology, marketing, product, corporate development and the hosting industry through his continued service with our company since 2000.

Board Composition

Pursuant to our Amended and Restated Certificate of Incorporation, we have a “staggered” or classified Board, which is divided into three classes. Each class is elected at an annual meeting of stockholders and holds office for a three-year term. We believe that the classified structure offers several advantages to our company and our stockholders, including promoting Board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of our Board members will always have prior experience with our company. However, our main reasoning for structuring our Board as a classified Board is that it provides effective protection against unwanted takeovers and proxy contests, thereby encouraging a reasoned negotiation to take place in those situations, which our Board believes would maximize stockholder return.

While our Board recognizes that some believe that a classified structure does not enable stockholders to express a view on each director’s performance through an annual vote, thereby reducing directors’ accountability to stockholders, and that some institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies, our Board believes that the benefits provided by a classified Board far exceed any potential detriments.

Our Board has also assessed the current makeup of the Board and, while it believes the makeup is strong, we continue to look for members that can add additional depth of knowledge and experience in leading our Company.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Real Estate and Finance Committee and a Service and Strategy Committee. Pursuant to our Amended and Restated Bylaws, our Board may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Mark P. Mellin (Chairman), Michael Sam Gilliland, and Palmer L. Moe. Our Board has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the SEC, and the listing requirements of the NYSE, as well as audit committee financial expert under SEC rules and regulations and the financial sophistication requirements of the NYSE. No member of our Audit Committee serves on the audit committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com. The Report of the Audit Committee of the Board of Directors is located on page 20 of this proxy statement.

Compensation Committee

Our Compensation Committee consists of Palmer L. Moe (Chairman), Michael Sam Gilliland, and George J. Still, Jr. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our Amended and Restated 2007 Long-Term Incentive Plan and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to those subcommittees such power and authority as it deems appropriate.

The Compensation Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com. The Report of the Compensation Committee is located on page 39 of this proxy statement.

Members of our Board that are not on the Compensation Committee are invited, and frequently attend, our Compensation Committee meetings.

Nominating and Governance Committee

Our Board has established a Nominating and Governance Committee that consists of Palmer L. Moe (Chairman), George J. Still, Jr., and S. James Bishkin. Our Board has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the NYSE. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Nominating and Governance Committee are invited, and frequently attend, our Nominating and Governance Committee meetings.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of S. James Bishkin (Chairman), Graham Weston, and George J. Still, Jr. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues. During 2011, the Real Estate and Finance Committee dealt mainly with the review and approval of leases for our data centers and corporate facilities.

Service & Strategy Committee

Our Service & Strategy Committee consists of Fred Reichheld (Chairman), Lew Moorman and Graham Weston. The Service & Strategy Committee is responsible for developing plans and strategies relating to improvements in our business service model, and making recommendations to our Board relating to related initiatives.

Board Meetings and Attendance

The Board of Directors held eight meetings during the year ended December 31, 2011. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2011 and the membership of each committee during the year ended December 31, 2011. Mr. Napier is omitted from the table below as he is not a member of any of the current standing committees of the Board of Directors.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Service and Strategy
S. James Bishkin	Member (until 8/2/2011)		Member	Chair
Mark P. Mellin	Chair	Member (until 8/2/2011)
Palmer L. Moe	Member	Chair	Chair
George J. Still, Jr.		Member	Member	Member
Graham Weston				Member	Member
Fred Reichheld					Chair
Michael Sam Gilliland	Member (starting 8/2/2011)	Member (starting 8/2/2011)
Lew Moorman					Member (starting 8/2/2011)

Total Number of Meetings Held in 2011	5	11	4	3	3

Corporate Governance

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. Because Mr. Weston, our Chairman, is an employee of the Company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Compensation Committee and our Nominating and Corporate Governance Committee, Palmer Moe, as our lead independent director or “Lead Director”, to preside at all executive sessions of “non-management” directors, as defined under the rules of the NYSE. The Lead Director, working with our Chief Executive Officer and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the CEO, and otherwise serves as liaison between the independent directors and the Chairman and the CEO. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements our management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Majority Voting

Effective March 15, 2012, we amended our Bylaws to provide for a majority voting standard in the election of directors in uncontested elections and our Corporate Governance Guidelines to require all director nominees to submit their resignations to the Board, which resignations are contingent upon (1) their not receiving a majority of votes cast in uncontested elections and (2) the Board of Directors accepting the resignation.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Eight of our nine directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The criteria used by the Board, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that S. James Bishkin, Mark P. Mellin, Fred Reichheld, Palmer L. Moe, George J. Still, Jr. and Michael Sam Gilliland, representing six of our nine directors, are “independent directors” as defined under the rules of the NYSE, constituting a majority of independent directors of our Board of Directors as required by the rules of the NYSE. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our management team and our Board regularly review and evaluate our corporate governance practices. The Board has adopted corporate governance guidelines that address the composition of and policies applicable to the Board. Our Board has adopted a code of business conduct and ethics. In March 2012, the Board amended the corporate governance guidelines to provide for majority voting in director elections, except for contested elections, and to provide that the Board would only nominate a director who has submitted his or her resignation in advance of an election, which resignation would be contingent on the failure of such director to receive a majority vote and the acceptance of the Board of such resignation. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research firms. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•

the written statement that the proposed candidate intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon such proposed candidate’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

The stockholder recommendation and information described above must be sent to the corporate secretary at our principal executive offices and must be received by the corporate secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders; provided, however, in the event such annual meeting of the stockholders has been changed by more than thirty (30) days from the date of the prior year’s annual meeting of the stockholders, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of such upcoming annual meeting of the stockholders and ten (10) calendar days following the date on which public announcement of the date of the upcoming annual meeting of the stockholders is first made.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of Rackspace and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, ability to complement the competency and skills of the other Board members and independence from management and the Company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience and has historically supported such diversity by supporting Board members holding expertise in many different areas, including leadership, finance, accounting, real estate and customer service.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee and other directors (including the Chairman and our Chief Executive Officer) may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held in order to try to substantiate the stockholders depth of interest in our company.

Stockholder Communications with Directors

Our Board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Continuing Education

Our Board encourages its members to pursue continuing education in order to enhance their effectiveness as Board members. In 2011, the Board provided for four hours of continuing education to its members as part of their regularly scheduled Board agenda.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks and has taken the lead role with respect to overall risk management oversight. The Audit Committee directly monitors our company’s enterprise risk management process and provides annual updates to the full Board. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also routinely addresses specific risks related to corporate strategies as part of its normal agenda for its scheduled quarterly meetings. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice-President of Internal Audit reports directly to both the Chairman of the Audit Committee as well as our CFO.

Headquarters Information and Website Information

Our headquarters are located at 5000 Walzem Road, San Antonio, Texas 78218 and the telephone number is (210) 312-4600. The company’s website can be found at http://www.rackspace.com.

2011 Director Compensation

Compensation Plan

Our current director compensation plan has been in effect since November 8, 2011 and provides that we issue equity in the form of restricted stock units with a value of $150,000 per year, which would vest one year from the date of issuance to each non-employee director on an annual basis. This equity payment is to become effective immediately following our 2012 Annual Meeting.

Each non-employee director also receives additional compensation as follows:

•	$50,000 annually; plus

•	$25,000 annually for service as a lead director or chairperson of the Audit Committee; plus

•	$20,000 annually for service as chairperson of the Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as chairperson of each committee, other than the Audit Committee, Compensation Committee or Service and Strategy Committee; plus

•	$10,000 annually for service as a member of the Audit Committee, Compensation Committee or the Service and Strategy Committee (other than the chairperson of such committee); plus

•

$5,000 annually for service as a member of each standing Board committee other than the Audit Committee, Compensation Committee or Service and Strategy Committee (other than the chairperson of such committee).

All of the additional compensation listed above may be paid in either cash or our common stock at the option of the non-employee director. This election was made by each non-employee director prior to the effectiveness of the new plan and shall be effective until such director’s reelection to our Board of Directors or earlier resignation or removal. Generally, each non-employee director’s election for successive terms of service shall be determined and communicated to our General Counsel no more than 15 days after commencement of such term of service, unless the election would be made during any period of time our directors are subject to trading restrictions imposed on them by us or applicable law. If no election is made with respect to a non-employee director’s term of service, all payments for the term shall be made in cash. A pro rata portion of each annual payment is earned on a monthly basis. Cash for the additional compensation will generally be paid on a monthly basis, while shares will generally be issued immediately following the completion of the applicable quarter.

Our former director compensation plan was in effect from September 1, 2010 to November 8, 2011. The former plan was identical to the current plan, except for the following two items:

•	The annual Audit Committee chair retainer was set at $20,000 annually instead of $25,000; and

•

The prior plan provided that we issue equity in the form of shares of our common stock having a fair market value equal to $25,000 to each non-employee director on a quarterly basis, resulting in annualized stock compensation in the amount of $100,000 per non-employee director, rather than $150,000 in value in the form of RSUs as described above.

Employee directors are not compensated for their service as directors.

Compensation

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2011. The table excludes Messrs. Weston, Napier and Moorman, who are employees of the Company and who do not receive any additional compensation from us for their roles as directors. Mr. Weston received compensation for 2011 of $215,000, which represented Mr. Weston’s base salary for the year. See “Executive Compensation” for a description of Mr. Napier’s and Mr. Moorman’s compensation for 2011.

Director Compensation for the Year Ended December 31, 2011:

	Fees Earned or Paid in Cash	Stock Awards Earned (1)		Total
Palmer L. Moe	$115,000	$99,964	(2)	$214,964
S. James Bishkin	$70,833	$99,964	(3)	$170,797
Fred Reichheld	$—	$169,989	(4)	$169,989
Mark Mellin	$77,403	$99,964	(5)	$177,367
George Still	$—	$169,989	(6)	$169,989
Michael Sam Gilliland	$28,333	$41,649	(7)	$69,982

(1)	For stock issuances to Directors, the dollar amount recognized for financial statement reporting purposes with respect to 2011 is determined in accordance with FASB ASC Topic 718. The number of shares issued is determined using the closing market price for the last trading day for that quarter’s earned compensation.

(2)	Mr. Moe earned 583 shares at $42.85 per share, 585 shares at $42.74 per share, 732 shares at $34.14 per share and 581 shares at $43.01 per share.

(3)	Mr. Bishkin earned 583 shares at $42.85 per share, 585 shares at $42.74 per share, 732 shares at $34.14 per share and 581 shares at $43.01 per share.

(4)	Mr. Reichheld earned 992 shares at $42.85 per share, 994 shares at $42.74 per share, 1,245 shares at $34.14 per share and 988 shares at $43.01 per share.

(5)	Mr. Mellin earned 583 shares at $42.85 per share, 585 shares at $42.74 per share, 732 shares at $34.14 per share and 581 shares at $43.01 per share.

(6)	Mr. Still earned 992 shares at $42.85 per share, 994 shares at $42.74 per share, 1,245 shares at $34.14 per share and 988 shares at $43.01 per share.

(7)	Mr. Gilliland earned 488 shares at $34.14 per share and 581 shares at $43.01 per share.

Share Holding Requirements

Effective January 1, 2011, non-employee directors are required to own Rackspace Hosting, Inc. common stock equal in value to five times the annual cash Board retainer within five years of joining the Board. The minimum number of shares to be held by directors is calculated on the first trading day of each calendar year based on their fair market value.

Vote Required and Board of Directors’ Recommendation

The election of each of the three Class I Directors requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the election of that director. You may vote either “FOR” or “AGAINST” each director nominee or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to any director will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus it will not have the same effect as a vote against the proposal.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE

NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) ”soliciting material,” (ii) ”filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on November 2, 2010, which provides that its functions include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the company’s consolidated financial statements with generally accepted accounting principles and auditing of management’s assessment of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2011

The Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2011 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1, AU § 380), and as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2011 except for $165,722 in audit-related, tax consulting and other fees. See fee schedule in “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Mark P. Mellin (Chairman)

Palmer L. Moe

Michael Sam Gilliland

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2010 and 2011, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2009, December 31, 2010 and December 31, 2011. We expect representatives of KPMG LLP to be present in person or by telephone at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2010 and 2011:

	Year Ended December 31,
Fee Category	2011	2010
Audit Fees	$1,195,652	$985,343
Audit-Related Fees	31,725	7,950
Tax Fees	133,997	66,608
All Other Fees	—	—

Total	$1,361,374	$1,059,901

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2010 and 2011 consisted of fees associated with a proposed transaction.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2010 and 2011 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing, either generally or specifically, projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2011 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
A. Lanham Napier	41	Chief Executive Officer and Director
Lew Moorman	41	President, Chief Strategy Officer and Director
Karl Pichler	40	Chief Financial Officer, Senior Vice President and Treasurer
Mark Roenigk	51	Senior Vice President and Chief Operating Officer
Jim Lewandowski	51	Senior Vice President and Co-General Manager, Hybrid
Pat Matthews	35	Senior Vice President, Cloud
Alan Schoenbaum	54	Senior Vice President, General Counsel and Secretary
Steve Mills	53	Chief Information Officer
William Taylor Rhodes	40	Managing Director, EMEA
Suaad Sait	44	Chief Marketing Officer
Joe Saporito	58	Chief Accounting Officer

A. Lanham Napier—For biographical information, see “Proposal 1—Election of Directors—Directors Not Standing for Election.”

Lew Moorman—For biographical information, see “Proposal 1—Election of Directors—Directors Not Standing for Election.”

Karl Pichler has served as our Chief Financial Officer, Senior Vice President and Treasurer since November 2011 and as the interim Chief Financial Officer since April 2011. From 2005 to April 2011, Mr. Pichler served as our Vice President, Finance. Prior to joining Rackspace, Mr. Pichler served as Vice President of the North American Middle Market Advisory Practice at Stern Stewart & Co. in New York, specializing in management, valuation, and incentive applications of economic profit under its trademarked name of EVA. Early in his career, Mr. Pichler was a research fellow at the Institute for Financial Management at the University of Bern in Switzerland and worked as a business analyst at Swiss Bank Corporation. Pichler is a CFA Charterholder and graduated Magna Cum Laude from the University of Bern, Switzerland, receiving a Licentiate Rerum Politicarum in Business Administration and Economics.

Mark Roenigk has served as our Chief Operating Officer since he joined us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From January 2007 until December 2008, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations, at Intuit and from February 1995 to March 2004 was a general manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Jim Lewandowski has served as our Senior Vice President and Co-General Manager, Hybrid since April 2010. Prior to that Mr. Lewandowski was the Senior Vice President, Worldwide Sales from September 2008 to April 2010. From January 2007 to September 2008, Mr. Lewandowski worked as an independent consultant for several mid-cap private equity firms on a variety of strategic acquisitions, technology evaluations, and technical strategy issues. From September 2003 to January 2007, Mr. Lewandowski was the Executive Vice President of the Americas at McAfee, Inc. where he oversaw the North American and Latin American sales organizations. From January 2001 to September 2003, he served as Vice President of Business and Enterprise Services, North America, at Yahoo!, where he worked closely with senior management to drive the Company’s diversification efforts outside of online advertising. Mr. Lewandowski received his B.S. in Mechanical Engineering from Michigan Technological University and his M.B.A. from the University of St. Thomas in Houston.

Pat Matthews has served as our Senior Vice President, Cloud since August 2010. Prior to that time, Mr. Matthews served as our Vice President, Cloud from January 2010 to August 2010 and Vice President, Email & Apps from September 2007 to January 2010. Matthews co-founded Webmail.us, Inc., a Virginia corporation and email hosting company in 1999 and was its Chief Executive Officer from 2002 until September 2007, when it was acquired by Rackspace. Mr. Matthews received his Bachelor of Science degree in Finance from Virginia Tech Pamplin College of Business.

Alan Schoenbaum has served as our Senior Vice President, General Counsel and Secretary since he joined us in December 2005. From 1991 until December 2005, Mr. Schoenbaum was a partner in the San Antonio office of the law firm Akin Gump Strauss Hauer & Feld LLP. He received his B.A. in English and his law degree from the University of Texas at Austin.

William Taylor Rhodes has served as our Managing Director, International since December 2011. From July 2007, Mr. Rhodes has also served as our Vice President, Enterprise (International), Vice President, Enterprise (US) and Vice President, Intensive. Prior to joining Rackspace, Mr. Rhodes held a series of progressive leadership roles managing end-to-end relationships with large global customers at EDS. He is also a former US Marine Corps officer. Mr. Rhodes received his B.A. from the University of Arizona and his M.B.A. from The University of North Carolina at Chapel Hill.

Steve Mills has served as our Chief Information Officer since January 2010. Prior to joining Rackspace, Mr. Mills was Vice President of enterprise systems, at T-Mobile USA from July 2006 until December 2009. Mr. Mills was also Vice President of technical operations for T-Mobile HotSpot from July 2003 to July 2006. Mr. Mills has a B.S. in Computer Science from the University of Southern Mississippi, an M.S. in Computer Science from Southern Methodist University, an M.E. in Systems Engineering from Texas Tech University and a PhD in Computer Science from Southern Methodist University.

Suaad Sait has served as our Chief Marketing Officer since January 2012. Prior to joining Rackspace, Mr. Sait was founder and Chief Executive Officer of Reachforce, a venture-backed b2b marketing-data services startup from Oct. 2005 to Dec 2009, where he continues to serve as chairman of the board. Sait was vice president and general manger of products and marketing at Pervasive Software, Inc. from June 2002 to January 2005, as Chief Marketing Officer for Liaison Technology, (acquired by Forest Express) from June 2000 to 2002, as founding vice president of marketing at Ventix Systems Inc. (acquired by Motive) from Dec 1997 to June 2000, and as head of internet product marketing for Dazel Corp. (acquired by Hewlett Packard) from August 1996 to December 1997. Mr. Sait earned a Masters of Science from The William E. Simon Graduate School of Business at the University of Rochester and a B.S. In Electrical & Computer Engineering from the State university of New York at Buffalo.

Joe Saporito has served as our Chief Accounting Officer since February 2012. From 2008 until joining Rackspace, Mr. Saporito practiced as a financial consultant and Leadership Coach. From 2002 to 2008, he served as the Executive Vice President and CFO of Carriage Services, Inc., a New York Stock Exchange company. Mr. Saporito prior professional experience includes 15 years as partner with Arthur Andersen, LLP. Mr. Saporito currently serves as a Director, Chair of the Corporate Governance Committee and a member of the Audit Committee of US Dataworks, Inc. Mr. Saporito earned a B.A. in Accounting from the University of South Florida. He is a CPA and is certified as a Leadership Coach by Georgetown University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2011 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2011 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Summary

Business Performance

We are the service leaders in cloud computing. We offer a portfolio of cloud computing services, including Dedicated Cloud hosting and Public Cloud hosting. We sell our services to small and medium-sized businesses, as well as large enterprises.

In 2011, we had another year of outstanding results. Our revenue grew to $1.025 billion, representing an increase of $244 million or 31% over the prior year. Net income grew to $76.4 million in 2011, an increase of $30 million or 65% over the prior year.

Pay for Performance Philosophy

Our approach to executive compensation is guided by the following principals:

•	Reward people for consistently strong results

•	Establish a clear connection between rewards and performance

•	Reward long term thinking and perspective

•	Align executive compensation with shareholder interests

Summary of 2011 Executive Compensation

The following lists key compensation matters for fiscal year 2011 with respect to our named executive officers, as defined below:

•

Approximately 90.3% of total compensation, with respect to our chief executive officer, and approximately 76.1% of total compensation, with respect to our other named executive officers, is variable and tied to achievement of internal performance targets or stock price performance;

•	Base salaries for the named executive officers (other than our former chief financial officer) were increased, on average, by 10.5%

•	Our Company performance was above internal performance targets, and therefore funding for the annual cash incentive plan was 115% of the target level; and

•

We granted long-term equity awards that link the interests of our executives with those of our shareholders. For 2011, the long-term incentive awards were allocated based on their accounting values: 25% in four-year time vested stock options, 25% in four-year time vested restricted stock and 50% in three-year performance based restricted stock. Long-term incentive awards were granted approximately 50% in February and 50% in August of 2011. The performance criteria for the performance based restricted stock is based on total shareholder return as compared to an index for technology companies as described in detail below.

Other Important Matters

In addition to the compensation details provided above and discussed further below, other important details are as follows:

•	Executive officers are not entitled to any tax gross-up treatment on any cash severance even upon a change-of-control;

•

Change-of-control benefits are limited to accelerated vesting of equity compensation and most are based on a double-trigger philosophy, i.e., requiring a change-of-control plus a qualifying termination of employment before benefits are paid;

•	We have stock ownership guidelines for our executives;

•	Our executives receive the same employee benefits as our employee group as a whole and are not entitled to any executive perquisites.

•	We do not have any supplemental retirement benefits;

•	We have a prohibition against hedging our common stock and limit the ability to pledge or margin our common stock;

•	We have a stock option award process that provides for a pre-established, regular grant date each year following formally adopted practices and procedures;

•

Our compensation programs are reviewed regularly by our Compensation Committee, which has determined our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company; and

•	Our overall equity award based burn rate for fiscal year 2011 was 2.07%, and the adjusted burn rate was 2.35%.

Note that burn rate is defined as the number of equity awards granted in the year, divided by total shares outstanding. Adjusted burn rate includes a premium applied to full value shares (e.g., RSUs and PSUs) consistent with ISS policy.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-contingent payments in proportions that we believe will provide appropriate incentives to reward our executives and help to:

•

Support our performance-based approach to managing total compensation in order to foster a goal-oriented, highly-motivated management team whose members have a clear understanding of our business strategies and priorities for growth;

•	Improve organizational excellence and align our executives’ objectives with our mission and goals, as well as with the interests of our stockholders; and

•	Share risks and rewards with employees at all levels.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation.

A significant portion of the compensation for our executive officers is “at-risk” based on the achievement of our corporate goals, which we believe aligns their interests with the interests of our stockholders.

As our organizational priorities continue to evolve, we intend to re-evaluate as circumstances dictate, but at least annually, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program at least annually in connection with our yearly compensation review and based upon the recommendations to the compensation committee by our chief executive officer and/or other members of management.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee of our Board of Directors has overall responsibility for recommending to our Board of Directors the compensation of our chief executive officer and determining the compensation of our other executive officers. Members of the Committee are appointed by the Board. Currently, the Committee consists of three members of the Board, Messrs. Gilliland, Moe, and Still, none of whom are executive officers of Rackspace. See the section entitled “Management—Committees of our Board of Directors—Compensation Committee.”

The Compensation Committee has the authority to engage the services of outside consultants to assist it. The Compensation Committee retained Compensia as its compensation consultant in 2011 to conduct a formal review of executive compensation.

Total compensation targets for individual executives are based on an annual evaluation of the company’s performance, the executive’s performance, comparable peer group data, and market survey data. The evaluation of individual performance is done by the Compensation Committee, in the case of the chief executive officer, and by the chief executive officer, in the case of other executives. The chief executive officer meets regularly with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executives. The Compensation Committee may modify individual compensation components for executives other than the chief executive officer after reviewing the chief executive officer’s recommendations. The Compensation Committee and the chief executive officer will also seek input from the our human resources team and third-party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives.

Although many compensation decisions are made in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year if it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	It has evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•

It has established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

•

It has established a policy, in accordance with the rules of the NYSE, of reviewing on an annual basis the performance of our other executive officers with assistance from the chief executive officer and determining what it believes to be appropriate total compensation for these executive officers.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, cash incentive bonuses and long-term equity-based incentive awards, employee benefits and change of control benefits as further described below. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been and will continue to be effective in achieving our overall objectives.

•	Base salary is utilized to provide financial stability, recognize immediate contributions, compensate for significant responsibilities.

•

Bonuses are utilized to encourage executives to deliver on short-term financial and operating goals and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our “performance-based pay” philosophy.

•

Equity awards are utilized to balance executives’ short-term thinking with a longer-term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

•	Employee benefits provide financial stability and a competitive pay package.

•	Change of control benefits provide financial stability, allow our executives to focus on running the business successfully and assist us in attracting new executive talent when necessary.

Our executives’ total compensation may vary significantly from year to year based on the results of the company, their business unit results, and individual performance.

Pay-for-Performance Features of Our Program

Conditions of Stock Ownership

•

We promote long-term stock ownership by our executive officers, with award features such as no vesting on performance share units until the third anniversary of the grant, subject to Total Shareholder Return (TSR) vesting targets.

•

We maintain stock ownership requirements for our executive officers. Under these requirements, our chief executive officer must hold at least 3x his current annual base salary in company equity and our other executive officers must hold at least 1x base salary in company equity. The in-the-money, vested value of stock options and the value of shares held outright or in trust are used in determining the value of company equity holdings. If our executive officers do not meet the holding requirements, 50% of the after tax value must be retained in shares for any vesting or exercise transaction.

Severance and SERPs

•

Except for an agreement to pay a severance equal to six months base salary to our Chief Operating Officer, we do not have any agreements with our executive officers that provide for cash severance payments upon termination of employment or in connection with a change of control. Severance agreements are normally offered to newly hired executives for a period of one year and sunset after that period of time.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans (SERPs).

•

As part of our insider trading policies, we have implemented “no hedging” practices which help ensure that executive officers maintain long-term performance alignment with the company and other stockholders. Additionally, equity holdings available for pledge as collateral are limited to the greater of (i) one-third of the individual’s total stock holdings (including vested options in the denominator), or (ii) 100,000 shares; provided that any such amount not exceed an amount equal to the greater of 1% of the outstanding shares or the average weekly reported volume of trading during the four calendar weeks preceding the pledge and further provided that any pledge first receive pre-clearance from our compliance officer, and that any such pledge may not occur during a blackout period.

Option Grant Practices

•

We have a stock option award process that provides for a pre-established, regular grant date each year following formally adopted practices and procedures. If we award stock options other than as part of the annual process, those awards also have a pre-established regular grant date following our practices and procedures.

As shown by the charts below, these practices have resulted in a pay program that has driven company performance:

Response to Last Year’s “Say-On-Pay” Vote

At our 2011 annual stockholder’s meeting, we held a non-binding advisory stockholder vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 98% of stockholder votes cast in favor of our 2011 say-on-pay resolution. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, following our annual review of our executive compensation philosophy, the Committee decided to retain our general approach to executive compensation.

With regard to the non-binding advisory resolution regarding the frequency of the non-binding vote on executive compensation, our stockholders cast the highest number of votes, for voting on a three year basis, compared to every one or two years. In light of this result and other factors considered by the Board of Directors, the Board determined that we will hold non-binding advisory votes on executive compensation every three years until the next required vote on the frequency of the non-binding advisory vote on executive compensation occurs.

The next say-on-pay shareholder vote must occur on or before our 2014 Annual Meeting and the next vote on the frequency of the say-on-pay shareholder vote must occur on or before our 2017 Annual Meeting.

Weighting of Compensation Components; Competitive Market Review

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, peer group data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, and relative contributions.

Defining the Market

One benchmark the Compensation Committee utilized in determining compensation in 2011 included a total compensation market figure comprised of a blend of two data sources:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $500 million and $1 billion (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of seventeen publicly traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

In connection with its determination of executive compensation for 2011, the Compensation Committee revised the make-up of the Select Peer Group, which had previously included 15 peer companies, in accordance with the following criteria:

1.	Narrowed potential company list by industry. We started with a list of all technology companies with a preference for our competitors

2.	Narrowed potential company list by revenue. We narrowed the list of all technology companies through the application of the following criteria

a.	Between $750 million and $1.5 billion in revenues

b.	Significant positive sustained revenue growth (both annual and three year)

3.	Narrowed potential company list by market cap. We narrowed this list further by limiting the peers to those companies with a market cap to revenue multiple of 2.0 and higher

4.	Narrowed potential company list by location. We excluded any companies not headquartered in the United States.

The revised peer group for the purposes of determining executive officer compensation for 2011 consists of the following organizations:

Akamai	FLIR Systems	SAVVIS
Atheros Communications	Linear Technology	Skyworks Solutions
Cree	Microchip Technology	Tibco Software
Dolby Laboratories	Nuance Communications	Triquint Semiconductor
Equinix	Polycom	Veeco Instruments
F5 Networks	Red Hat	Verifone Systems
Finisar	Salesforce.com

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against compensation for executives of companies in both the Peer Group and the

Radford Executive Survey to ensure that we continue to offer competitive compensation packages to our executives. Because we expect our executives’ individual performance to exceed that of the peer group, as reflected in our company performance, we expect total compensation will exceed the median for the companies in the peer group.

The Compensation Committee also considered internal pay equity, taking into account relative responsibilities, in establishing the components of executive compensation for each of our executives.

Cash Compensation

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets in which we compete for talent. Based upon our review of base salaries for executive officers of companies within the Peer Group and the Radford Executive Survey, we believe base salaries for our named executive officers are competitive with companies of a similar size with a financial profile similar to Rackspace and further, reflect our named executive officers’ current and expected contribution towards achievement of company goals.

The compensation committee generally targets base salaries for long-tenured executives to be at or slightly below the market median, because we focus our compensation on the pay for performance elements. The Compensation Committee generally targets base salaries for newly hired executives to be at or slightly above the market median to help us attract talented executive candidates to accept our offer of employment.

The following table shows base salary increases for 2011:

Executive	2011 Base Salary		Percentage Increase from 2010
A. Lanham Napier	$400,000		0%
Chief Executive Officer and President
Bruce R. Knooihuizen	$350,000		0%
Chief Financial Officer, Senior Vice President and Treasurer
Karl Pichler	$350,000
Chief Financial Officer, Senior Vice President and Treasurer
Jim Lewandowski	$375,000	(1)	7.14%
Senior Vice President and General Manager, Managed?
Mark W. Roenigk	$350,000		0%
Chief Operating Officer
Lew Moorman	$340,000	(2)	17.24%
President and Chief Strategy Officer

(1)	Mr. Lewandowski’s base salary was increased from $350,000 in 2010 to $362,500 in February 2011 and then to $375,000 in August 2011.

(2)	Mr. Moorman’s base salary was increased from $290,000 in 2010 to $315,000 in February 2011 and then to $340,000 in August 2011

In connection with the semi-annual reviews of executive compensation in February and August, the Committee adjusted certain executives’ base salaries. On December 7, 2011, Mr. Pichler received a base salary increase in connection with his promotion to become our permanent Chief Financial Officer. His base salary increase was determined by the Committee based on his promotion to a Chief Financial Officer position, internal equity between the executives and market information regarding Chief Financial Officer compensation at comparable companies. Mr. Lewandowski’s increase was a result of continued expansion of his responsibilities as well as continued performance in driving our success. Mr. Moorman’s increase was a result of adjustments related to internal equity between executives.

Cash Bonus

The company’s named executive officers participate in our non-equity incentive plan, or NEIP, along with all other employees except those otherwise covered by our performance incentive plans designed for sales, product development, and support staff.

The NEIP is designed to reward executives and other employees for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the economic objectives discussed below. This program aligns executive rewards to execution on those activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high-performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

The NEIP provides cash compensation when financial objectives are achieved. Target bonus amounts for our named executive officers are generally based on a pre-established percentage of an executive’s base salary, ranging from 60% to 100% of the executive’s annual salary depending on the executive’s responsibilities with the company. The target bonus percentages are periodically reviewed taking into account changes in competitive market data. The Compensation Committee believes that by keeping base salary competitive, it is likely that the target bonus amounts should normally continue to be competitive. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP. The Compensation Committee has set a maximum annual payout of 150% of the target.

As a percentage of salary, target bonus amounts for each of our named executive officers, other than the chief operating officer, are generally in-line with the median bonus amounts for executive officers in similar positions at companies in the Peer Group and the Radford Executive Survey. As indicated below, target bonus amounts as a percentage of base salary for our named executive officers other than our chief executive officer ranged from 60% to 100%. Actual bonus earned by these named executive officers ranged from $206,318 to $427,649, or 69% to 117% of base salary. The median bonus amounts as a percentage of base salary for chief executive officers in the Peer Group and for companies subject to the Radford Executive Survey were each 100%. As indicated below, our chief executive officer’s target bonus amount for 2011 was $400,000, or 100% of his base salary, with an actual bonus earned of $461,000, or 115.3% of his base salary.

The 2011 NEIP payout amounts were calculated based on a measure called Net Income Before Bonus (NIBB and were evaluated quarterly. The targets and achievement are outlined in the table below:

Quarter	Target (in millions)	Actual (in millions)	Achievement (percentage)
Q1	$19.7	$16.6	55%
Q2	$20.5	$22.9	96	%(1)
Q3	$22.0	$29.3	164%
Q4	$28.1	$33.9	146%

(1)	Company achievement exceeded target in second quarter 2011, but the Compensation Committee exercised its discretion to decrease the bonus payout.

The company performance targets that were established for management under the NEIP are the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

We believe that the achievement of our NEIP financial targets requires significant effort on the part of each of our executives. For 2012, we believe that the NEIP goals will be at least partially achieved, thus making at least a partial payout likely.

It is possible under the plan for an executive to receive a partial payment of his target NEIP payout amount because the executive has reached his or her individual objectives even though the company as a whole has failed to meet its financial objectives (or vice versa). Further, our Compensation Committee retains the discretion to increase or decrease any payouts under the NEIP in connection with the review of performance of an executive against the company’s financial goals and his or her personal goals.

The calculation of an executive’s bonus for 2012 will be determined based on the company’s ability to pay and performance against goals established by the Board of Directors or senior executives as appropriate.

The following tables show target and actual bonus amounts for 2011:

Executive	Target Bonus(1)	Target Bonus as a Percentage of 2011 Base Salary	NEIP Bonus Earned	Actual NEIP Bonus as a Percentage of Salary
A. Lanham Napier	$400,000	100%	$461,000	115.3%
Chief Executive Officer and Director
Bruce R. Knooihuizen	$175,000	50%	$—	0.0%
Chief Financial Officer, Senior Vice President and Treasurer
Karl Pichler	$176,844	60%	$206,318	70.0%
Chief Financial Officer, Senior Vice President and Treasurer
Mark W. Roenigk	$210,000	60%	$242,025	69.2%
Senior Vice President and Chief Operating Officer
Jim Lewandowski	$350,000	100%	$427,469	117.0%
Senior Vice President and Co-General Manager, Hybrid
Lew Moorman	$238,000	70%	$241,858	75.4%
President, Chief Strategy Officer and Director

(1)	Represents the target bonus based on annual salaries and target bonus as a percentage of base salary as of December 31, 2011.

The following table shows the bonus targets for the named executive officers for 2012:

Executive	Target Bonus	Target Bonus as a Percentage of 2012 Base Salary
A. Lanham Napier	$400,000	100%
Chief Executive Officer and Director
Bruce R. Knooihuizen	$—	0%
Chief Financial Officer, Senior Vice President and Treasurer
Karl Pichler	$210,000	60%
Chief Financial Officer, Senior Vice President and Treasurer
Mark W. Roenigk	$210,000	60%
Senior Vice President and Chief Operating Officer
Jim Lewandowski	$375,000	100%
Senior Vice President and Co-General Manager, Hybrid
Lew Moorman	$238,000	70%
President, Chief Strategy Officer and Director

Equity Incentives

We use equity awards to incentivize executives to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders and to attract and retain executives. In 2011, we continued to use options, restricted stock units and performance share units for our named executive officers. A number of factors are considered when determining the size of all grants, including competitive market factors, executive performance and retention value and a review of the executive’s overall compensation package. The initial equity grants at the commencement of employment with us are generally designed to attract experienced executives with established records of success. Subsequent grants are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. In 2010 we introduced equity holding requirements for our Senior Executives as described above under “Pay for Performance Features of Our Program—Conditions of Stock Ownership.”

Most option awards for named executive officers vest annually at 25% per year and have a 7-year maximum term, subject to continued employment through each such vesting date. We anticipate that all grants to be made to named executive officers going forward under the Amended and Restated 2007 Long Term Incentive Plan, as amended and restated as described in Proposal 3 of this Proxy Statement, will vest in full upon the involuntary termination of the executive officer without cause within 12 months following a change of control, commonly referred to as a double-trigger change of control benefit. The portion of an option that is vested generally must be exercised within 90 days after the date of termination of an executive’s employment. The exercise price of our option awards equals the closing price of our common stock on the date of grant as reported on the NYSE.

In 2011 and 2012, the following stock option, time-based restricted stock unit, performance-based restricted stock unit and restricted stock awards to named executive officers were granted:

		Options
Name	Grant Date	Shares Underlying Options	Exercise Price	Expiration Date	Restricted Stock/ Performance Shares Units Granted
A. Lanham Napier	8/9/2011	48,606	$35.41	8/9/2018	23,157	(1)
Chief Executive Officer and Director	8/18/2011	—	—	—	50,995	(2)
	2/15/2012	16,957	$54.12	2/15/2019	8,083	(3)
	2/27/2012	—	—	—	16,512	(4)

Bruce R. Knooihuizen	—	—	—	—	—
Chief Financial Officer, Senior Vice President and Treasurer

Karl Pichler	2/15/2011	20,000	$38.62	2/15/2018	—
Chief Financial Officer, Senior Vice President and Treasurer	8/9/2011	5,193	$35.41	8/9/2018	2,474	(1)
	2/15/2012	11,627	$54.12	2/15/2019	5,543	(3)

Mark W. Roenigk	2/15/2011	6,626	$38.62	2/15/2018	3,236	(1)
Senior Vice President and Chief Operating Officer	2/24/2011	—	—	—	6,599	(2)
	8/9/2011	7,409	$35.41	8/9/2018	3,530	(1)
	8/18/2011	—	—	—	7,773	(2)
	2/15/2012	2,906	$54.12	2/15/2019	1,385	(3)
	2/27/2012	—	—	—	2,830	(4)

Jim Lewandowski	2/15/2011	5,301	$38.62	2/15/2018	2,589	(1)
Senior Vice President and Co-General Manager, Hybrid	2/24/2011	—	—	—	5,279	(2)
	8/9/2011	5,557	$35.41	8/9/2018	2,647	(1)
	8/18/2011	—	—	—	5,830	(2)
	2/15/2012	3,633	$54.12	2/15/2019	1,732	(3)
	2/27/2012	—	—	—	3,538	(4)

Lew Moorman	2/15/2011	5,964	$38.62	2/15/2018	2,912	(1)
President, Chief Strategy Officer and Director	2/24/2011	—	—	—	5,939	(2)
	8/9/2011	6,668	$35.41	8/9/2018	3,177	(1)
	8/18/2011	—	—	—	6,996	(2)
	2/15/2012	—	—	—	19,401	(3)
	2/27/2012	—	—	—	109,451	(5)

(1)	These restricted stock units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(2)	These restricted stock units vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock units.

(3)	These restricted stock awards vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock awards.

(4)	These restricted stock awards vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock awards.

(5)	These restricted stock awards vest, so long as the executive continues to be employed with us; and sales in the year ended December 31, 2014 are two times the sales during the year ended December 31, 2011; and the average 3-year Adjusted EBITDA margins for the three years ended December 31, 2014 is equal to or in excess of the Adjusted EBITDA margin for the year ended December 31, 2011; and our stock price three years from the date of the award is equal to 1.5 times the price on the date of the award. Dividends are not payable on unvested restricted stock awards.

Grants of options to our executive officers in 2011 were made from a pool of shares constituting approximately 2.5% of our outstanding shares of common stock that were made available for grant to our employees.

Continued Utilization of Performance-Based Restricted Stock Units to our NEOs

On February 24, 2011 and August 18, 2011, several of our NEOs received a performance-based restricted stock unit, or PSU, award. The awards, which are intended to provide additional incentive to maximize the company’s performance, comprise a portion of the equity granted to our executives as part of our long term incentive program. The PSU’s will vest based on the Total Shareholder Return, or TSR, of our common stock for a 3-year performance period as compared to the TSR for the NASDAQ Internet Index over these periods. TSR is calculated based upon the average closing stock price for the 20 trading days prior to the measurement date. The shares subject to the PSU grant shall vest based on our TSR for the 3-year performance period, subject to a positive TSR by the company, as follows:

3-Year Performance	Vested PSU’s
Top 25.0% TSR for NASDAQ Internet Index	150% of shares granted
Top 50.0% TSR for NASDAQ Internet Index Top 65.0% TSR for NASDAQ Internet Index	100% of shares granted 50% of shares granted

Accordingly, if TSR does not fall within the top 65% of NASDAQ Internet Index companies for a performance period, no vesting will occur. The lengths of the evaluation periods were selected based upon the Compensation Committee’s desire to encourage executives to focus on mid to long-term TSR.

If an executive retires prior to end of the 3-year evaluation period, none of the PSU’s held by the executive for the applicable periods will vest, and the executive will forfeit the applicable PSU’s. If one of our executives is no longer an employee because of death, disability, or a change of control, he or she will be eligible to retain the PSU’s subject to their vesting conditions for a truncated period.

The expected compensation expense associated with the grants was determined using a Monte Carlo analysis run by a third party. Because the performance measures of the grants are market-based, these expenses will be incurred regardless of the actual performance.

Benefits

Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a group medical program, a group dental program, a vision program, life insurance, disability insurance and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees.

Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of his annual base salary. See the “All Other Compensation Earnings” column of the Summary Compensation Table.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our Compensation Committee and our Board of Directors may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when they believe that such payments are appropriate to attract and retain executive talent.

Severance Compensation and Termination Protection

Our Compensation Committee believes that our change of control vesting benefit minimizes the distraction caused by a potential change of control transaction and reduces the risk that an executive would leave his or her employment before a transaction is consummated. See the section entitled “Management—Employment Agreements” or “Management—Potential Payments upon Termination or Change of Control” for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE COMPENSATION COMMITTEE

Palmer L. Moe (Chairman)

Michael Sam Gilliland

George J. Still, Jr.

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program and does recognize that there is some inherent risk of producing undesired behavior through many forms of compensation, including some that we have implemented. For example, our NEIP is set up to disproportionately reward our employees for exceeding target levels, while disproportionately penalizing our employees for falling short of the target levels. This structure could result in decisions being made that could reflect a favorable short-term result, while overlooking the long-term health of the company. In addition, PSUs granted to our executives which are based solely on our stock performance, could increase the risk that decisions by the holders are made with a goal towards affecting the stock price rather than with a goal towards addressing other, more meaningful aspects of the business, particularly decisions made near the vesting measurement dates of the original grant dates. However, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly net income targets. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. Our RSUs also generally vest over four years, and our PSUs vest upon a performance achievement. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because net income is the performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program.

•

Our net income targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit.

•

Our Compensation Committee reviews and approves our bonus formula and has the authority to limit payout in any quarter, which we believe also mitigates excessive risk taking. If the company materially exceeded its net income target, bonus payouts would be highly scrutinized and potentially limited by the Compensation Committee. Conversely, we have a floor on the net income target so that profitability at a certain level (as approved by the Compensation Committee) does not permit bonus payouts. The floor is currently set at 50% of the target.

•

We have strict internal controls over the measurement and calculation of net income, designed to keep it from being susceptible to manipulation by any employee, including our executives. In addition, all of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and records.

•

We believe that our focus on net income (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase net income by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to the company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease net income and the value of their cash bonus payments.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Palmer L. Moe (Chairman), Michael Sam Gilliland and George J. Still, Jr., has ever been an officer or employee of ours. None of our executive officers serve, or have served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our principal executive officer and principal financial officer in 2011, and the three other most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2011. Such executive officers collectively are referred to as the “named executive officers.”

Name & Principal Position	Year	Salary		Bonus	Grant Date Fair Value for Stock Awards (RSU)	Grant Date Fair Value for Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
A. Lanham Napier	2011	$400,000		$—	$2,468,148	$820,105	$461,000	$2,403	(6)	$4,151,656
Chief Executive Officer	2010	$367,308		$—	$750,000	$749,169	$371,640	$443	(6)	$2,238,560
and Director	2009	$351,955		$—	$5,260,995	$891,960	$224,217	$394	(6)	$6,729,521

Bruce R. Knooihuizen	2011	$99,615	(5)	$—	$—	$—	$—	$376,810	(7)	$476,424
Chief Financial Officer,	2010	$350,000		$—	$312,476	$312,428	$188,563	$443	(7)	$1,163,910
Senior Vice President and Treasurer (3)	2009	$351,955		$—	$—	$713,568	$173,885	$394	(7)	$1,239,802

Karl Pichler (4)	2011	$294,633		$—	$87,604	$464,677	$206,318	$19,249	(8)	$1,072,481
Chief Financial Officer,	2010	$241,087		$—	$71,049	$71,023	$167,286	$18,541	(8)	$568,986
Senior Vice President and Treasurer (3)	2009	$239,063		$—	$—	$—	$131,369	$14,573	(8)	$385,005

Mark W. Roenigk	2011	$350,000		$—	$742,784	$249,928	$242,025	$2,501	(9)	$1,587,238
Senior Vice President	2010	$339,231		$—	$324,999	$324,996	$208,163	$149,259	(9)	$1,346,648
and Chief Operating Officer	2009	$20,192		$50,000	$994,500	$1,112,180	$12,412	$3,005	(9)	$2,192,289

Jim Lewandowski	2011	$365,385		$—	$575,407	$193,700	$427,469	$2,501	(10)	$1,564,462
Senior Vice President	2010	$350,000		$—	$494,988	$494,885	$416,325	$443	(10)	$1,756,641
and Co-General Manager, Hybrid	2009	$351,955		$—	$—	$178,392	$336,648	$394	(10)	$867,389

Lew Moorman	2011	$320,769		$—	$668,497	$224,945	$241,858	$2,501	(11)	$1,458,570
President, Chief Strategy	2010	$269,030		$—	$249,982	$249,882	$165,086	$843	(11)	$934,823
Officer and Director	2009	$226,450		$—	$1,697,500	$445,980	$106,902	$394	(11)	$2,477,226

(1)	With the exception of ignoring the impact of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for the these awards. The value at the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

(2)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2009, 2010, and 2011, as further described in the “Executive Compensation—Compensation Discussion and Analysis.”

(3)	Mr. Knooihuizen served as Chief Financial Officer, Senior Vice President and Treasurer until his resignation on April 15, 2011. Mr. Pichler served as the Chief Financial Officer, Senior Vice President and Treasurer beginning April 15, 2011.

(4)	Mr. Pichler’s cash compensation was paid in British pounds for the period of April 1, 2009 through December 31, 2011. The amounts presented in this summary compensation table have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.6089, £1 = $1.5451 and £1 = $1.6041 for the nine months ended December 31, 2009, the year ended December 31, 2010 and the year ended December 31, 2011, respectively.

(5)	Represents salary paid to Mr. Knooihuizen through his termination date of April 15, 2011.

(6)	Mr. Napier’s All Other Compensation Earnings includes $1,943 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011. All Other Compensation Earnings for the years ended December 31, 2010 and 2009 consists of life insurance premiums.

(7)	Mr. Knooihuizen’s All Other Compensation Earnings includes $361,050 in severance pursuant to the Transition Employment Agreement between the Company and Mr. Knooihuizen, $14,864 for accrued earned time off payable upon termination, $748 in Company matching contribution to the 401(k) Plan and $148 in life insurance premiums for the year ended December 31, 2011. All Other Compensation Earnings for the years ended December 31, 2010 and 2009 consists of life insurance premiums.

(8)	Mr. Pichler’s All Other Compensation Earnings for the years ended December 31, 2011, 2010 and 2009 consists of travel allowance.

(9)	Mr. Roenigk’s All Other Compensation Earnings for the year ended December 31, 2011 consists of $2,040 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums . All Other Compensation Earnings for the year ended December 31, 2010 consists of reloaction, travel and housing allowance of $148,709, life insurance premiums of $443 and a taxable gift of $109. All Other Compensation Earnings for the year ended December 31, 2009 consists of travel allowance of $41,358, housing allowance of $1,253 and life insurance premiums of $394.

(10)	Mr. Lewandowski’s All Other Compensation Earnings includes $2,040 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011. All Other Compensation Earnings for the years ended December 31, 2010 and 2009 consists of life insurance premiums.

(11)	Mr. Moorman’s All Other Compensation Earnings includes $2,040 in Company matching contribution to the 401(k) Plan and $461 in life insurance premiums for the year ended December 31, 2011. All Other Compensation Earnings for the years ended December 31, 2010 and 2009 consists of life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2011

The following table set forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2011. For more information, please refer to “Executive compensation—Compensation Discussion and Analysis—Equity Incentives.”

Name	Grant Date	Estimated Possible Payouts under NonEquity Incentive Plan Awards Target (1)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards/ Incremental Fair Value
A. Lanham Napier	8/9/2011	—	—		48,606	(2)	$35.41	$820,105
Chief Executive Officer and Director	8/9/2011	—	23,157	(3)	—		—	$819,989
	8/18/2011	—	50,995	(4)	—		—	$1,648,158
	—	$400,000	—		—		—	—

Bruce R. Knooihuizen	—	$175,000	—		—		—	—
Chief Financial Officer, Senior Vice President and Treasurer

Karl Pichler	2/15/2011	—	—		20,000	(2)	$38.62	$377,058
Chief Financial Officer, Senior Vice	8/9/2011	—	—		5,193	(2)	$35.41	$87,619
President and Treasurer	8/9/2011	—	2,474	(3)	—		—	$87,604
	—	$176,844	—		—		—	—

Mark W. Roenigk	2/15/2011	—	—		6,626	(2)	$38.62	$124,919
Senior Vice President and Chief	2/15/2011	—	3,236	(3)	—		—	$124,974
Operating Officer	2/24/2011	—	6,599	(4)	—		—	$241,589
	8/9/2011	—	—		7,409	(2)	$35.41	$125,008
	8/9/2011	—	3,530	(3)	—		—	$124,997
	8/18/2011	—	7,773	(4)	—		—	$251,223
	—	$210,000	—		—		—	—

Jim Lewandowski	2/15/2011	—			5,301	(2)	$38.62	$99,939
Senior Vice President and Co-General	2/15/2011	—	2,589	(3)	—		—	$99,987
Manager, Hybrid	2/24/2011	—	5,279	(4)	—		—	$193,264
	8/9/2011	—	—		5,557	(2)	$35.41	$93,760
	8/9/2011	—	2,647	(3)	—		—	$93,730
	8/18/2011	—	5,830	(4)	—		—	$188,426
	—	$350,000	—		—		—	—

Lew Moorman	2/15/2011	—			5,964	(2)	$38.62	$112,439
President, Chief Strategy Officer	2/15/2011	—	2,912	(3)	—		—	$112,461
and Director	2/24/2011	—	5,939	(4)	—		—	$217,427
	8/9/2011	—			6,668	(2)	$35.41	$112,506
	8/9/2011	—	3,177	(3)	—		—	$112,498
	8/18/2011	—	6,996	(4)	—		—	$226,111
	—	$238,000	—		—		—	—

(1)	The maximum payment amount under our Non-Equity Incentive Plan is currently limited by a maximum annual payout of 150% of target.

(2)	Represents options granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date.

(3)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third, and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

(4)	Represents performance share units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest, so long as the executive continues to be employed with us, based on the Total Shareholder Return of our common stock for a 3-year performance period commencing on the grant date, as compared to the Total Shareholder Return for the NASDAQ Internet Index over the same period. Dividends are not payable on unvested restricted stock units.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 20.8% to 50.8% for the named executive officers in fiscal 2011. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and now compensation is determined.

See the section entitled “Management—Employment Agreements” or “Management—Potential Payments upon Termination or Change of Control” for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards in Fiscal 2011 table, see the discussion of the “Equity Incentives” in the “Compensation Discussion and Analysis” section of this proxy statement.

We have not repriced any stock options or made any material modifications to any equity based awards held by our named executive officers during fiscal 2011.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information regarding outstanding options awards held be our named executive officers as of December 31, 2011.

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Lanham Napier	8/18/2011	(1)	—	—	—	—	—	—	50,995	$2,193,295
Chief Executive Officer and Director	8/9/2011	(2)	—	48,606	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(3)	—	—	—	—	23,157	$995,983	—	—
	3/12/2010	(4)	17,994	53,982	$18.75	3/12/2020	—	—	—	—
	3/12/2010	(3)	—	—	—	—	30,000	$1,290,300	—	—
	2/25/2009	(4)	150,000	150,000	$5.09	2/25/2019	—	—	—	—
	2/25/2009	(5)	—	—	—	—	—	—	1,500,000	$64,515,000
	3/5/2008	(6)	211,400	—	$10.30	3/5/2018	—	—	—	—
	12/31/2005	(7)	1,583,010	—	$2.50	12/31/2015	—	—	—	—

Bruce R. Knooihuizen	—		—	—	—	—	—	—	—	—
Chief Financial Officer, Senior Vice President and Treasurer

Karl Pichler	8/9/2011	(2)	—	5,193	$35.41	8/9/2018	—	—	—	—
Chief Financial Officer, Senior Vice President and Treasurer	8/9/2011	(3)	—	—	—	—	2,474	$106,407	—	—
	2/15/2011	(2)	—	20,000	$38.62	2/15/2018	—	—	—	—
	8/11/2010	(2)	945	2,832	$18.66	8/11/2017	—	—	—	—
	8/11/2010	(3)	—	—	—	—	1,348	$57,977	—	—
	3/10/2010	(4)	866	2,596	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(3)	—	—	—	—	1,442	$62,020	—	—
	12/31/2005	(7)	66,250	—	$2.50	12/31/2015	—	—	—	—
	12/31/2005	(7)	2,500	—	$3.00	12/31/2015	—	—	—	—
	12/31/2005	(7)	22,500	—	$4.00	12/31/2015	—	—	—	—

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark W. Roenigk	8/18/2011	(1)	—	—	—	—	—	—	7,773	$334,317
Senior Vice President and Chief Operating Officer	8/9/2011	(2)	—	7,409	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(3)	—	—	—	—	3,530	$151,825	—	—
	2/24/2011	(1)	—	—	—	—	—	—	6,599	$283,823
	2/15/2011	(2)	—	6,626	$38.62	2/15/2018	—	—	—	—
	2/15/2011	(3)	—	—	—	—	3,236	$139,180	—	—
	8/11/2010	(2)	9,148	27,442	$18.66	8/11/2017	—	—	—	—
	8/23/2010	(1)	—	—	—	—	—	—	17,278	$743,127
	12/14/2009	(4)	28,500	50,000	$19.89	12/14/2019	—	—	—	—
	12/14/2009	(3)	—	—	—	—	25,000	$1,075,250	—	—

Jim Lewandowski	8/18/2011	(1)	—	—	—	—	—	—	5,830	$250,748
Senior Vice President and Co-General Manager, Hybrid	8/9/2011	(2)	—	5,557	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(3)	—	—	—	—	2,647	$113,847	—	—
	2/24/2011	(1)	—	—	—	—	—	—	5,279	$227,050
	2/15/2011	(2)	—	5,301	$38.62	2/15/2018	—	—	—	—
	2/15/2011	(3)	—	—	—	—	2,589	$111,353	—	—
	8/11/2010	(2)	—	22,798	$18.66	8/11/2017
	8/23/2010	(1)	—	—	—	—	—	—	14,354	$617,366
	3/10/2010	(4)	—	15,581	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(3)	—	—	—	—	8,649	$371,993	—	—
	2/25/2009	(4)	—	30,000	$5.09	2/25/2019	—	—	—	—
	11/11/2008	(4)	—	25,000	$6.69	11/11/2018	—	—	—	—
	11/11/2008	(3)	—	—	—	—	12,500	$537,625	—	—

Lew Moorman	8/18/2011	(1)	—	—	—	—	—	—	6,996	$300,898
President, Chief Strategy Officer and Director	8/9/2011	(2)	—	6,668	$35.41	8/9/2018	—	—	—	—
	8/9/2011	(3)	—	—	—	—	3,177	$136,643	—	—
	2/24/2011	(1)	—	—	—	—	—	—	5,939	$255,436
	2/15/2011	(2)	—	5,964	$38.62	2/15/2018	—	—	—	—
	2/15/2011	(3)	—	—	—	—	2,912	$125,245	—	—
	3/10/2010	(4)	5,771	17,313	$19.51	3/10/2020	—	—	—	—
	3/10/2010	(3)	—	—	—	—	9,610	$413,326	—	—
	2/25/2009	(4)	75,000	75,000	$5.09	2/25/2019	—	—	—	—
	2/25/2009	(5)	—	—	—	—	—	—	500,000	$21,505,000
	3/5/2008	(6)	118,300	—	$10.30	3/5/2018	—	—	—	—
	12/31/2005	(7)	336,519	—	$2.50	12/31/2015	—	—	—	—

(1)	These restricted stock units were granted pursuant to approval by our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, see the “Executive Compensation—Compensation Discussion and Analysis—Performance Shares Units to our NEO’s” section.

(2)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 7 years.

(3)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The units become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(4)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(5)	These restricted stock units were granted pursuant to approval by our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock as compared to the total stock return of other companies in the Russell 2000 Index. In addition, the Company’s total stock return must be positive for vesting to occur. The units vest at either the end of three years or five years from the date of the grant.

(6)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options became fully vested and exercisable on the third anniversary of the grant date and have a term of 10 years.

(7)	These options were granted pursuant to our 2005 Non-Qualified Stock Option Plan. The options became exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

Options Exercises and Restricted Stock Vesting During Fiscal 2011

The following table sets forth information regarding option exercised by our named executive officers during the year ended December 31, 2011. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
A. Lanham Napier	455,000	$16,652,872	10,000	$369,600
Chief Executive Officer and Director

Bruce R. Knooihuizen	348,174	$10,638,109	1,761	$64,752
Chief Financial Officer, Senior Vice President and Treasurer

Karl Pichler	—	—	930	$34,250
Chief Financial Officer, Senior Vice President and Treasurer

Mark W. Roenigk	21,500	$446,998	12,500	$538,750
Senior Vice President and Chief Operating Officer

Jim Lewandowski	52,794	$1,640,248	15,383	$635,883
Senior Vice President and Co-General Manager, Hybrid

Lew Moorman	87,500	$3,295,212	3,203	$117,774
President, Chief Strategy Officer and Director

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting of a restricted stock unit award represents the aggregate market price of the share of our common stock underlying that award on the date vested.

Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the named executive officers in our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Name	Beginning at Last Fiscal Year 1/1/11	Executive Contributions in 2011 (1)	Registrant Contributions in 2011 (1)	Aggregate Earnings (Losses) in 2011	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/11
A. Lanham Napier	—	—	—	—	—	—
Chief Executive Officer and Director

Bruce R. Knooihuizen	$632,083	—	—	$5,362	$637,445	—
Chief Financial Officer, Senior Vice President and Treasurer

Karl Pichler	—	—	—	—	—	—
Chief Financial Officer, Senior Vice President and Treasurer

Mark W. Roenigk	$12,586	$103,451	—	$(2,916)	—	$113,121
Senior Vice President and Chief Operating Officer

Jim Lewandowski	—	—	—	—	—	—
Senior Vice President and Co-General Manager, Hybrid

Lew Moorman	—	—	—	—	—	—
President, Chief Strategy Officer and Director

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

We have entered into a standard form employment agreement with Messrs. Napier, Moorman and Roenigk. The agreements provide for, among other things, confidentiality obligations, invention assignment, and one-year non-compete obligations. Mr. Roenigk’s agreement also provides for a severance payment equal to six months of his base salary in the event he is terminated without cause.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2011, pursuant to the agreements described above and the applicable equity incentive plan terms and award agreements.

Each severance amount is based on the named executive officer’s 2011 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2011 and that the fair market value per share of our common stock on the applicable date was $43.01, the closing market price on December 31, 2011. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option.

Name	Benefit	Termination Without a Change of Control		Change of Control	Termination upon a Change of Control
Lanham Napier	Severance	—		—	—
Chief Executive Officer and Director	Bonus	—		—	—
	Award Acceleration	$64,515,000	(1)	—	$11,846,586	(2)

Bruce Knooihuizen (3)	Severance	—		—	—
Chief Financial Officer, Senior Vice President and Treasurer	Bonus	—		—	—
	Award Acceleration	—		—	—

Karl Pichler	Severance	—		—	—
Chief Financial Officer, Senior Vice President and Treasurer	Bonus	—		—	—
	Award Acceleration	—		—	$483,637	(2)

Mark W. Roenigk	Severance	$175,000	(3)	—	—
Senior Vice President and Chief Operating Officer	Bonus	—		—	—
	Award Acceleration	—		—	$4,993,942	(2)

Jim Lewandowski	Severance			—	—
Senior Vice President and Co-General Manager, Hybrid	Bonus	—		—	—
	Award Acceleration	—		—	$5,262,372	(2)

Lew Moorman	Severance	—		—	—
President, Chief Strategy Officer and Director	Bonus	—		—	—
	Award Acceleration	21,505,000	(1)	—	$4,559,263	(2)

(1)

Represents the acceleration of restricted stock units awarded to Mr. Napier and Mr. Moorman on February 25, 2009 as of December 31, 2011. The RSU grant provides that, in the event that Mr. Napier or Mr. Moorman is no longer an employee because of death, disability or a change of control, or if he is terminated without cause, he will be eligible to retain the RSU’s subject to their vesting conditions. Under the agreement, “cause” shall mean (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to us, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude, (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the participant at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his or her duties, which failure has continued for a period of at least 30 days.

(2)	Represents the acceleration of unvested options, restricted stock unit awards, and performance share unit awards awarded to Messrs. Napier, Pichler, Roenigk, Lewandowski and Moorman as of December 31, 2011 under the terms of our Amended and Restated 2007 Long Term Incentive Plan and Option Agreement. Under this agreement, the unvested shares under an option, restricted stock unit, or performance share unit grant accelerate if there is a change of control and the employee is terminated within one year of that change of control without cause.

(3)	Represents the severance benefit due to Mr. Roenigk if he is terminated without cause. The severance amount is equal to 6 months of his base salary. The terms of the employment agreement include a twelve month noncompetition provision and a nonsolicitation provision and defines “cause” as (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an affiliate, or (ii) gross negligence or willful misconduct with respect to the Company or an affiliate.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our Amended and Restated 2007 Long Term Incentive Plan and our employee stock purchase plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	15,490,383	(1)	$10.28	15,116,521	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	15,490,383		$10.28	15,116,521

(1)	Consists of 3,812,065 shares of common stock underlying outstanding options granted under our 2003 Stock Option Plan, 2005 Non-Qualified Stock Option Plan and Webmail.us, Inc. 2004 Stock Incentive Plan and 11,678,318 shares of common stock underlying outstanding options and restricted stock units granted under our 2007 Long Term Incentive Compensation Plan.

(2)	Includes 2,260,097 shares of common stock available for issuance under our employee stock purchase plan and 12,856,424 shares of common stock available for issuance under our 2007 Long Term Incentive Compensation Plan.

PROPOSAL 3—APPROVAL OF THE AMENDED AND RESTATED 2007 LONG TERM INCENTIVE

PLAN

Our Board is requesting that our stockholders approve the amendment and restatement of our Amended and Restated 2007 Long Term Incentive Plan in the form of the Second Amended and Restated 2007 Long Term Incentive Plan set forth as Appendix A to this Proxy Statement, or the Amended 2007 Plan. In particular, we are seeking stockholder approval of the material terms of the Amended 2007 Plan so that we may grant certain awards that are intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m). Our Board has adopted the Amended 2007 Plan, subject to approval from our stockholders at the 2012 annual meeting. If our stockholders approve the Amended 2007 Plan, it will replace the current version of the Amended and Restated 2007 Long Term Incentive Plan, and will continue in effect through its current term (November 1, 2017), unless terminated earlier by our Board. Approval of the Amended 2007 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy and entitled to vote at the 2012 annual meeting.

The Amended 2007 Plan is intended to allow us to continue to deduct in full for federal income tax purposes the compensation recognized by certain of our executive officers in connection with certain awards granted under the Amended 2007 Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit.

The following is a summary of the material changes included in the Amended 2007 Plan, as compared to the current Amended and Restated 2007 Long Term Incentive Plan.

•

The Amended 2007 Plan has been drafted to include limitations to the number of shares that may be granted, on an annual basis to any one participant in the Amended 2007 Plan (the current Amended and Restated 2007 Long Term Incentive Plan contains no such limits):

Award Type	General Annual Limit	New Hire Limit
Stock Options	2,500,000 shares	5,000,000 shares
Stock Appreciation Rights	2,500,000 shares	5,000,000 shares
Restricted Stock	2,500,000 shares	5,000,000 shares
Restricted Stock Units	2,500,000 shares	5,000,000 shares
Performance Shares	2,500,000 shares	5,000,000 shares
Performance Units	$10,000,000	$20,000,000

•	We will no longer be able to grant dividend equivalents under the Amended 2007 Plan.

•

Specific performance criteria have been added to the Amended 2007 Plan so that certain awards may be granted subject to or conditioned upon the satisfaction of performance objectives, which in turn may allow the awards to be fully tax deductible to us. These performance criteria include: cash flow, customer satisfaction, earnings per share, margin, market share, product development and quality, profit, profit after-tax, revenue and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

•

Under the Amended 2007 Plan, new grants of restricted stock, restricted stock units, performance units and performance shares shall count against the numerical limits of the Amended 2007 Plan described in “Number of Shares of Common Stock Available Under the Amended 2007 Plan,” below, as 1.76 shares for every one share subject thereto. Under the current Amended and Restated 2007 Long Term Incentive Plan, shares subject to these awards count against the numerical limits as one share for every one share subject thereto. If shares acquired pursuant to awards of restricted stock, restricted stock units, performance units and performance shares, whether such awards were granted previously or in the future, are forfeited back to us and otherwise would return to the Amended 2007 Plan, 1.76 times the number of shares so forfeited shall become available for issuance. Under the current Amended and Restated 2007 Long Term Incentive Plan, shares subject to these awards that are forfeited become available for issuance at a rate of 1 times the number of shares so forfeited.

•

We have eliminated the “evergreen” provision in the current Amended and Restated 2007 Long Term Incentive Plan pursuant to which the shares authorized for issuance under the current Amended and Restated 2007 Long Term Incentive Plan could be increased automatically without stockholder approval.

•

All exchange programs, as defined in the Amended 2007 Plan, must be approved by a majority of the shares that are present in person or by proxy and entitled to vote at any annual or special meeting of stockholders, and shares issued pursuant to awards transferred under any such exchange program will not be again available for grant under the Amended 2007 Plan. Under the current Amended and Restated 2007 Long Term Incentive Plan, there was no provision for stockholder approval of an exchange program, and shares issued pursuant to awards transferred under any exchange program would be again available for issuance under the plan.

•

Any shares used to pay the exercise price or satisfy the tax withholding obligations related to any award will not be available for future issuance or sale under the Amended 2007 Plan. Under the current Amended and Restated 2007 Plan, such shares were available for future issuance or sale under the plan. In addition, upon an exercise of a stock appreciation right, the gross number of shares will cease to be available under the Amended 2007 Plan, as opposed to the net number of shares under the current Amended and Restated 2007 Long Term Incentive Plan.

•

The term of options and stock appreciation rights granted under the Amended 2007 Plan shall be no more than seven years, as opposed to a maximum of ten years under the current Amended and Restated 2007 Long Term Incentive Plan.

For purposes of clarification, we are not requesting stockholders to approve additional shares be reserved for issuance under the Amended 2007 Plan. In fact, if the Amended 2007 Plan is approved, the shares available for award and issuance will actually be reduced from the amount currently available. If stockholders do not approve the Amended 2007 Plan, we instead will continue to use the current version of the Amended and Restated 2007 Long Term Incentive Plan.

Our board believes that the approval of the Amended 2007 Plan is essential to our continued success. We believe that our employees are our most valuable assets and that the awards permitted under the Amended 2007 Plan are vital to our ability to attract and retain outstanding and highly skilled individuals in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate our employees to achieve our company goals.

Additional Equity Plan Information

As of March 9, 2012, there were 11,190,124 shares subject to stock options outstanding with a weighted average exercise price of $16.33 and a weighted average remaining life of 5.85 years. We also have 2,734,279 shares of unvested restricted stock, time-based restricted stock units and performance-based restricted stock units outstanding.

The following table sets forth the number of shares authorized for future issuance along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding, pending stockholder approval of the 2007 Amended Plan:

	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Shares available for future awards under the 2007 Amended Plan (upon stockholder approval)	12,000,000	8.91%

The fully-diluted overhang, or the percentage of outstanding shares represented by all stock incentives awarded and those available for future awards under the 2007 Amended Plan, would be 16.2% (calculated as (i) all shares issuable upon exercise of outstanding stock options and vesting of outstanding full value shares plus shares available for future award, divided by (ii) (a) basic common shares outstanding plus (b) shares in the numerator). For purposes of our overhang calculation, we exclude the shares available for issuance pursuant to our deferred compensation plan as those shares would be issued only upon deferral of cash compensation equal to the fair market value of the shares.

Carve-out

When employees hold “in-the-money” stock options for a long time it can artificially skew the overhang. Therefore, certain proxy advisory firms, including Institutional Shareholder Services, have started using a “carve-out” methodology for this calculation. A company may apply the carve-out methodology for purposes of determining the number of new shares that can be requested, if they have sustained positive stock performance and high equity overhang (attributable to in-the-money options outstanding in excess of six years), along with sound compensation practices.

Rackspace has:

•	demonstrated prolonged positive stock performance, for example, total shareholder return:

•	1-year: 37.0%

•	3-year: 100.1%

•	pay-for-performance practices aligned with industry best practices; and

•	a significant portion of overhang attributed to a large population of employees who have held stock options due to their increasing value.

For these reasons, we believe the carve-out is applicable to Rackspace, and we used this methodology in determining the 12,000,000 shares available under the Amended 2007 Plan, subject to its approval.

The following table sets forth additional information demonstrating the components of the overhang for stock options outstanding as of March 9, 2012, identifying, among other things, the number of options that have been outstanding for more than six years and in the money for at least 75% of the time since vesting:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
Substantially in-the-money options outstanding in excess of six years	2,057,541	$2.45	3.71
Other options outstanding in excess of six years	—	$—	—
All options outstanding less than six years	9,132,583	$19.46	6.33
Total	11,190,124	$16.33	5.85

“Substantially in-the-money options outstanding in excess of six years” is defined as options that have been “in-the-money” for not less than 75% of the trading days since vesting. Additional information regarding these options is as follows:

Grant Date	Number of Vested Options(2)	Exercise Price	Remaining Contractual Life (Years)	% of Trading Days Vested Options in the Money(1)
1/16/2004	90,624	$1.20	1.86	100%
12/21/2004	24,250	$1.25	2.79	100%
12/31/2005	1,917,667	$2.50	3.81	100%
12/31/2005	2,500	$3.00	3.81	100%
12/31/2005	22,500	$4.00	3.81	100%

(1)	This percentage includes all of the trading days subsequent to our initial public offering as well as the periods prior to the IPO based on our board determination of value as explained below.

(2)	All options listed in the table above became exercisable over a four year period in four equal installments of 25% annually, with the exception of one grant which vested 25% on each of the first and second anniversaries of the grant date and then pro rata on a quarterly basis for a period of 8 quarters following the second anniversary of the grant date.

For all periods prior to our initial public offering, we granted employees options to purchase shares of common stock at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our Board of Directors. Our Board of Directors made such determinations based on the business, financial, and venture capital experience of the individual directors along with input from management. With respect to assessments of fair value of our common stock, our Board of Directors considered numerous objective and subjective factors, including the following:

•	Prices for our common stock that we exchanged in an arm’s-length transaction;

•	Our actual financial condition and results of operations during the relevant period;

•	The status of strategic initiatives to increase the target market for our services;

•	Our financial results and market conditions affecting the technology industry;

•	The fact that the option grants involved illiquid securities in a private company; and

•

The likelihood of achieving a liquidity event for the shares of common stock underlying the options, such as an initial public offering or sale of our company, given prevailing market conditions and our relative financial condition at the time of grant.

Beginning in 2002, our Board of Directors also considered valuations from two different independent third-party valuation firms in determining the fair value of our common stock. Our valuations through the end of 2005 were primarily based upon valuations from a third party which was established using a discounted cash flow model of the income approach, which derives the fair value based on projected future net cash flows, discounted at a risk-adjusted equity rate of return required by equity investors in the technology industry and for the time value of money. In March 2006, we began using a different independent third-party valuation firm for our valuations. In completing their valuation analysis, this firm used a combination of the income and market approaches to estimate the aggregate enterprise value of our company at each valuation date.

The income approach uses a discounted cash flow method to measure the value of a company by the present value of its future economic benefits. Under the income approach, value indications are developed by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and risks associated with the particular investment. Under the market approach, consideration is given to the financial condition and operating performance of the company being valued relative to the same metrics of publicly traded companies operating in the same or similar lines of business. The market approach can also include the analysis of sales of entire companies from the transaction market and financing rounds of private companies. The projections used in connection with the income and market valuation approaches were based on our expected operating performance over the forecast period. There is inherent uncertainty in these estimates. If different discount rates or other assumptions had been used, the applicable valuations would have been different.

To illustrate the intrinsic value of the stock options detailed above during the period after vesting up until our initial public offering, the price per share of our common stock based on the above analysis was as follows:

Date	Price based on Valuation
12/31/04	$1.25
12/31/05	$2.30
12/31/06	$3.40
12/31/07	$7.48

To illustrate the intrinsic value of the stock options detailed above during the period after vesting, the closing price of our common stock on the New York Stock Exchange for each fiscal year-end, following our initial public offering was as follows:

Date	NYSE Closing Price
12/31/08	$5.38
12/31/09	$20.85
12/31/10	$31.41
12/31/11	$43.01

Summary of the Amended 2007 Plan

The following is a summary of the principal features of the Amended 2007 Plan and its operation. The summary is qualified in its entirety by reference to the Amended 2007 Plan itself set forth in Appendix A.

The Amended 2007 Plan provides for the grant of incentive stock options to our employees and any of our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants. Our employees, directors and consultants will be eligible to participate in the Amended 2007 Plan.

Number of Shares of Common Stock Available Under the Amended 2007 Plan. We initially reserved a total of 4,600,000 shares under the Amended and Restated 2007 Long Term Incentive Plan, plus any shares that, as of the Effective Date, are subject to any previously granted awards under the Amended and Restated 2007 Long Term Incentive Plan that otherwise would return to the Amended and Restated 2007 Long Term Incentive Plan after the Effective Date on account of expiration, cancellation or forfeiture (not to exceed 13,924,403 shares). In addition, the Amended and Restated 2007 Long Term Incentive Plan contained an evergreen clause pursuant to which we increased the shares available for issuance annually by the least of (i) 10,000,000 shares, (ii) four percent (4.0%) of the number of shares on the last day of the immediately preceding fiscal year that (A) are outstanding, and (B) issuable pursuant to outstanding Awards and awards under the Prior Plans, or (iii) such lesser number of shares determined by our Board of Directors. As described above, we have eliminated the evergreen clause in the Amended 2007 Plan. As of March 9, 2012, there were 31,720,739 shares reserved for issuance under the Amended and Restated 2007 Long Term Incentive Plan including 13,924,403 shares subject to outstanding awards and 17,796,336 available for future awards.

The Amended 2007 Plan, upon approval, will have 12,000,000 shares available for future awards, which is a reduction from the shares currently available for future issuance under the Amended and Restated Long Term Incentive Plan.

New grants of restricted stock, restricted stock units, performance units and performance shares shall reduce the shares available under the Amended 2007 Plan, as 1.76 shares for every one share subject thereto. If shares issued pursuant to awards of restricted stock, restricted stock units, performance units and performance shares, whether such awards were granted previously or in the future, are forfeited back to us and otherwise would return to the Amended 2007 Plan, 1.76 times the number of shares so forfeited shall become available for issuance.

If an award expires or becomes unexercisable without having been exercised in full, or, with respect to full value awards, is forfeited to or repurchased by the Company, the unpurchased (or forfeited or repurchased, as applicable) shares that were subject to the award will become available for future grant or sale under the Amended 2007 Plan. Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award that is exercised will cease to be available under the Amended 2007 Plan. Shares that have been issued under the Amended 2007 Plan under any award will not be returned to or become available for future distribution under the Amended 2007 Plan; provided, however, that if unvested shares of any full value awards are repurchased by the company or are forfeited to the company, those shares will become available for future grant under the Amended 2007 Plan. Shares used to pay the exercise or purchase price of an award and/or to satisfy the tax withholding obligations related to an award will not become available for future grant or sale under the Amended 2007 Plan. Shares issued pursuant to award transferred under any stockholder approved exchange program to reprice options or stock appreciation rights will not become available for grant under the Amended 2007 Plan.

If we experience a stock dividend, reorganization, or other change in capital structure, the administrator will, in such manner as it determines is equitable, adjust the number and class of shares available for issuance under the Amended 2007 Plan, the outstanding awards, and the per-person limits on awards, as appropriate to reflect the stock dividend or other change.

Administration of the Amended 2007 Plan. Our Board of Directors or a committee of our board administers our Amended 2007 Plan. In the case of awards intended to qualify as “performance based compensation” within the meaning of Section 162(m) of the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to each such award, the exercisability of the awards and the form of consideration payable upon exercise. Subject to the approval of the company’s stockholders, the administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered or cancelled in exchange for awards with a higher or lower exercise price, or outstanding awards may be transferred to a third party.

Options. The administrator is able to grant nonstatutory stock options and incentive stock options under the Amended 2007 Plan. The administrator determines the number of shares subject to each option, although the

Amended 2007 Plan provides that a participant may not receive options to purchase more than 2,500,000 shares in any fiscal year except in connection with an employee’s initial hiring in which case the participant could receive options covering up to 5,000,000 shares.

The exercise price of options granted under our Amended 2007 Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed seven years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the terms of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, the option generally will remain exercisable for three months. However, an option generally may not be exercised later than the expiration of its term.

Stock Appreciation Rights. Stock appreciation rights may be granted under our Amended 2007 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof. Stock appreciation rights expire under the same rules that apply to stock options. No participant will be granted stock appreciation rights covering more than 2,500,000 shares during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive stock appreciation rights covering up to 5,000,000 shares.

Restricted Stock. Restricted stock may be granted under our Amended 2007 Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, but no participant will be granted a right to purchase or acquire more than 2,500,000 shares of restricted stock during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive awards of restricted stock covering up to 5,000,000 shares. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under our Amended 2007 Plan. Restricted stock units are awards that will result in a payment to a participant at the end of a specified period only if performance goals established by the administrator are achieved or the award otherwise vests. The administrator may impose whatever conditions to vesting, restrictions and conditions to payment it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals, on the continuation of service or employment or any other basis determined by the administrator. Payments of earned restricted stock units may be made, in the administrator’s discretion, in cash or with shares of our common stock, or a combination thereof. The administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 2,500,000 restricted stock units during any fiscal year, except in connection with an employee’s initial hiring in which case the participant could receive restricted stock units covering up to 5,000,000 shares.

Performance Units and Performance Shares. Performance units and performance shares may be granted under our Amended 2007 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish organizational or individual performance goals in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. During any fiscal year, no participant will receive more than 2,500,000 performance shares and no participant will receive performance units having an initial value greater than $10,000,000, except in connection with an employee’s initial hiring in which case the participant could receive performance shares covering up to 5,000,000 shares and performance units having an initial value up to $20,000,000. Performance units shall have an initial dollar value established by the administrator prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our common stock on the grant date. Payment for performance units and performance shares may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the administrator.

Performance Goals. The administrator may (but is not required to) make awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended 2007 Plan subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement including: cash flow, customer satisfaction, earnings per share, margin, market share, product development and quality, profit, profit after-tax, revenue and total stockholder return. The performance goals may differ from participant to participant and from award to award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

For certain awards intended to qualify as performance-based compensation provisions under Section 162(m), with respect to any award granted subject to performance goals, within the first 25% of the performance period, but in no event more than 90 days following the commencement of any performance period (or such other time as may be required or permitted by Section 162(m)), the administrator will, in writing: (i) designate one or more participants to whom an award will be made, (ii) determine the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) determine any other terms and conditions applicable to the award. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by a participant, the administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. A participant generally will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards. Our Amended 2007 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime, except that the administrator may allow transfers that are not for consideration (for example, the administrator could allow transfers for estate planning purposes).

Change of Control. Our Amended 2007 Plan provides that in the event of our change of control, as defined in the Amended 2007 Plan, each outstanding award will be treated as the administrator determines, including that the successor corporation or its parent or subsidiary will assume or substitute an equivalent award for each outstanding award. The administrator is not required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, and, with respect to awards subject to performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, and the awards will become fully exercisable. The administrator will provide notice to the recipient that he or she has the right to exercise the option and stock appreciation right as to all of the shares subject to the award, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met. The option or stock appreciation right will terminate upon the expiration of the period of time the administrator provides in the notice.

In the event the service of any participant is terminated without cause on or within the 12-month period following a change of control, his or her options and stock appreciation rights will fully vest and become immediately exercisable to the extent their exercise price is less than the fair market value of our common stock on that date, and the participant will until the 12-month anniversary of the termination date or the award’s original expiration date to exercise such award. In addition, all restrictions on restricted stock will lapse, and all performance goals or other vesting requirements for performance shares and units will be deemed achieved, and all other terms and conditions met.

Term. Our Amended 2007 Plan will automatically terminate in 2017, unless we terminate it sooner. In addition, our Board of Directors has the authority to amend, alter, suspend or terminate the Amended 2007 Plan provided such action does not impair the rights of any participant without the written consent of such participant.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the Amended 2007 Plan is in the discretion of our Compensation Committee and therefore cannot be determined in advance. Annual grants are made to non-employee directors automatically, as described in this proxy statement. Our executive officers and directors have an interest in this proposal because they are eligible to receive discretionary awards under the Amended 2007 Plan. The following table sets forth (a) the aggregate number of shares of common stock subject to options or other awards granted under the Amended and Restated 2007 Long Term Incentive Plan during fiscal 2011, (b) the average per share exercise price of options granted under the Amended and Restated 2007 Long Term Incentive Plan during fiscal 2011, and (c) the dollar value of awards granted under the Amended and Restated 2007 Long Term Incentive Plan during fiscal 2011 at $43.01 per share, the fair market value on December 31, 2011:

Name of Individual or Group	Number of Shares Issuable Under Awards (1)	Average Per Share Exercise Price (2)	Dollar Value of Units Granted (3)
A. Lanham Napier	122,758	$35.41	$3,558,683
Chief Executive Officer and Director
Bruce R. Knooihuizen	—	—	$—
Chief Financial Officer, Senior Vice President and Treasurer
Karl Pichler	27,667	$37.96	$10,366
Chief Financial Officer, Senior Vice President and Treasurer
Mark W. Roenigk	35,173	$36.93	$675,924
Senior Vice President and Chief Operating Officer
Jim Lewandowski	27,203	$36.98	$529,539
Senior Vice President and Co-General Manager, Hybrid
Lew Moorman	31,656	$36.93	$608,333
President, Chief Strategy Officer and Director
All executive officers, as a group	332,812	$36.61	$8,591,351
All directors who are not executive officers, as a group	—	—	$—
All employees who are not executive officers, as a group	2,546,992	$37.65	$39,881,372

(1)	This includes all stock options and restricted stock units and performance units granted in 2011.
(2)	This does not include restricted stock units or performance share units which have a purchase price of $0.00 per award.
(3)	The dollar value of shares subject to stock options granted during fiscal 2011 is calculated by subtracting the exercise price of each stock option grant from the closing market price of our stock on December 31, 2011, which was $43.01, and multiplying that amount by the number of shares subject to such stock option grant. The dollar value of each grant of restricted stock units and performance share units granted during fiscal 2011 is calculated by multiplying the closing market price of our stock on December 31, 2011, which was $43.01, by the number of restricted stock units and performance share units granted.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and use of awards granted under the Amended 2007 Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with an exercise price at least equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of Rackspace is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares or performance units, are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award (less any cash paid for the shares) on the date the award is granted.

Tax Effect for Us. We generally will be entitled to a tax deduction in connection with an award under the Amended 2007 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and our three other most highly compensated named executive officers (other than our chief executive officer and our chief financial officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the Amended 2007 Plan, setting limits on the number of awards that any individual may receive and for awards other than certain stock options, establishing performance criteria that must be met before the award actually will vest or be paid. The Amended 2007 Plan has been designed to permit (but not require) the administrator to grant awards are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

Section 409A. Section 409A of the Internal Revenue Code, or Section 409A, places certain requirements on non-qualified deferred compensation arrangements. These include requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, subject to certain exceptions, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Amended 2007 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as possible interest charges and penalties. In addition, certain states, such as California, have adopted similar provisions that impose similar penalty taxes.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECTS OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE AMENDED 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Purpose for Recommending Approval of the Amendment and Restatement of the Amended and Restated 2007 Long Term Incentive Plan

We believe that the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan and the approval of its material terms is essential to our continued success. Our employees are our most valuable asset. Stock options and other awards such as those provided under the proposed amendment and restatement of the Amended and Restated 2007 Plan will substantially assist us in continuing to attract and retain employees and non-employee directors in the extremely competitive labor markets in which we compete. Such awards also are crucial to our ability to motivate employees to achieve our goals, as well as a federal income tax deduction for any compensation paid under the Amended 2007 Plan that fully qualifies as “performance-based compensation” within the meaning of Section 162(m). We will benefit from increased stock ownership by selected executives, other employees and non-employee directors.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE AMENDED AND RESTATED 2007 LONG TERM INCENTIVE PLAN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 9, 2012 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 134,583,252 shares of common stock outstanding at March 9, 2012. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 9, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an ”*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)		(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)		Common Shares That May Be Acquired Within 60 Days of March 9, 2012 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
FMR LLC	17,050,473	(1)	—	17,050,473	12.7%
BlackRock, Inc.	7,590,129	(2)	—	7,590,129	5.6%
Capital World Investors	6,880,000	(3)	—	6,880,000	5.1%
Wells Fargo and Company	6,307,534	(4)	—	6,307,534	4.7%
T. Rowe Price Associates, Inc.	6,275,960	(5)	—	6,275,960	4.7%

Directors and Executive Officers:
Graham Weston	19,419,966	(6)	—	19,419,966	14.4%
Palmer L. Moe	62,863		—	62,863	*
S. James Bishkin	103,893	(7)	—	103,893	*
George J. Still, Jr.	303,767	(8)	—	303,767	*
Fred Reichheld	66,003		—	66,003	*
Mark P. Mellin	10,460		—	10,460	*
Michael Sam Gilliland	1,069		—	1,069	*
A. Lanham Napier	4,521,994	(9)	1,632,120	6,154,114	4.5%
Bruce R. Knooihuizen	66,396	(10)	—	66,396	*
Karl Pichler	31,843	(11)	98,927	130,770	*
Mark Roenigk	12,438	(12)	32,305	44,743	*
Jim Lewandowski	9,499	(13)	5,194	14,693	*
Lew Moorman	1,205,906	(14)	520,352	1,726,258	1.3%
All directors and executive officers as a group (18 people)	26,011,215		2,406,000	28,417,215	20.7%

*	Less than 1%.

(1)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by FMR LLC on February 14, 2012. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(2)	The information provided is pursuant to the information provided in a Schedule 13G filed by BlackRock, Inc. on February 9, 2012. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	The information provided is pursuant to the information provided in a Schedule 13G filed by Capital World Investors on February 10, 2012. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(4)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by Wells Fargo and Company on February 10, 2012. The address of Wells Fargo and Company is 420 Montgomery Street, San Francisco, CA 94104.

(5)	The information provided is pursuant to the information provided in a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2012. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves an an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.

(6)	Includes:

•	104,800 shares held directly by Mr. Weston;

•	17,278,564 shares held by Trout, Ltd.;

•	1,856,213 shares held by Wittington America, Ltd.;

•	3,696 shares held by Knightsbridge L.C.;

•	200 shares held by Overlord Capital, Inc.;

•	85,227 shares held by the Weston Remainderman Fund; and

•	91,266 shares held by or for the benefit of family members.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Overlord Capital, Inc. and Knightsbridge, L.C., which is the general partner of Trout, Ltd. and Wittington America, Ltd. Mr. Weston’s children are the beneficiaries of the Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of shares held by Trout, Ltd., Wittington America, Ltd., Knightsbridge L.C., Overlord Capital, Inc., Weston Remainderman Fund, and by or for the benefit of family members, except to the extent of any pecuniary interest therein.

(7)	Includes:

•	98,277 shares held directly by Mr. Bishkin; and

•	5,616 shares held by Bishkin 2000 Family, LP.

Mr. Bishkin is the general partner of the Bishkin 2000 Family, LP. Mr. Bishkin disclaims beneficial ownership of shares held by Bishkin 2000 Family, LP, except to the extent of any pecuniary interest therein.

(8)	Includes:

•	3,227 shares held directly by Mr. Still;

•	10,576 shares held by Norwest Venture Partners VIII, LP;

•	153,056 shares held by Still Family Trust; and

•	136,908 shares held by Still Family Partners.

Mr. Still is the managing partner of the general partner of Norwest Venture Partners VIII, LP, a trustee of the Still Family Trust, and a general partner of Still Family Partners. Mr. Still disclaims any beneficial ownership of shares held by Norwest Venture Partners VIII, LP, Still Family Trust, and Still Family Partners, except to the extent of his pecuniary interest therein.

(9)	Includes:

•	841,116 shares held directly by Mr. Napier, of which 24,595 share subject to unvested resticted stock awards;

•	3,643,386 shares held by HBSA, LP; and

•	37,492 shares held in trust for the benefit of Mr. Napier’s children.

Mr. Napier is the managing general partner and also a limited partner of HBSA, LP. Mr. Napier disclaims any beneficial ownership of shares held by HBSA, LP and in trust for the benefit of his children, except to the extent of any pecuniary interest therein.

(10)	Mr. Knooihuizen served as Chief Financial Officer, Senior Vice President and Treasurer until his resignation on April 15, 2011. The information presented in this table was derived from mr. Knooihuizen’s Form 4 filed on March 11, 2011.

(11)	Includes 5,543 shares subject to unvested restricted stock awards held by Mr. Pichler.

(12)	Includes 4,215 shares subject to unvested restricted stock awards held by Mr. Roenigk

(13)	Includes 5,270 shares subject to unvested restricted stock awards held by Mr. Lewandowski

(14)	Includes:

•	690,000 shares held directly by Mr. Moorman, of which 128,852 shares are subject to unvested restricted stock awards;

•	55,902 shares held by Mrs. Moorman;

•	22,041 shares held in trust for the benefit of Mr. Moorman’s children;

•	156,343 shares held in trust of which Mr. Moorman is the beneficiary; and

•	281,620 shares held in trust of which Mr. or Mrs. Moorman are the Trustee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into standard forms of employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Agreements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We lease approximately 16,446 square feet for data center space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into the Office Building Lease Agreement with Santa Clara Land Company, Ltd. on February 22, 2000, as amended March 30, 2000, December 9, 2004, and March 1, 2007. The most recent amendment extended the term of the lease to February 29, 2012 at a monthly basic rent of $28,781 or $21.00 per square foot per year. The March 1, 2007 amendment also provided for two additional five year renewal terms after the expiration of the primary lease term on the same terms and conditions as the current lease. We are currently on a month-to-month lease for this space and expect to vacate all or most of the leased space in 2012. Our Board of Directors discussed these leases as potential related party transactions and approved the terms of the leases as fair and in the best interests of the Company on February 28, 2007. The lease transaction has been reviewed annually by the Board or a Committee of the Board since 2007. We paid an aggregate of $371,613 to the Santa Clara Land Company, Ltd. during 2011 under these leases. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transactions, without regard to the amount of profit or loss, would be approximately $104,052.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the Company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $100,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In accordance with our Code of Business Conduct and Ethics, all transactions entered into in 2011 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section 144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2011, we believe that all Reporting Persons complied with all applicable reporting requirements, except that the following Form 4’s were not filed timely: one Form 4 for transactions related to the granting of performance-based restricted stock units for each of the following executives filed on February 22, 2011: Lew Moorman, Mark Roenigk, Wayne Roberts, David Kelly, Pat Matthews, Jim Lewandowski, Alan Schoenbaum, Klee Kleber and Steve Mills; one Form 4 for Alan Schoenbaum for a sale of stock filed on June 13, 2011; and one Form 4 for Jim Lewandowski relating to the vesting of RSUs and exercise of stock options filed on November 16, 2011. In addition, the following initial statements of beneficial ownership on Form 3 were not filed timely: Nicola Blatch (May 19, 2011), Karl Pichler (May 19, 2011), Sam Gilliland (August 16, 2011) and William Taylor Rhodes (December 14, 2011).

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2013 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, including submissions for a nominee or nominees for one or more of our director positions, must submit the proposal to us no later than November 27, 2012, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed this Proxy Statement to stockholders in connection with the 2012 Annual Meeting.

Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2013 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s Annual Meeting; provided, however, in the event the date of the 2013 Annual Meeting has been changed by more than thirty (30) days from the date of the 2012 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2013 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2013 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2013 Annual Meeting. Stockholder proposals must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and any other applicable rules established by the SEC.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2011. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2011, as filed with the SEC, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

March 27, 2012

Appendix A

RACKSPACE, INC.

2007 LONG-TERM INCENTIVE PLAN

(As Amended and Restated)

Rackspace, Inc. (the “Company”) originally established this incentive compensation plan known as the “Rackspace, Inc. 2007 Long-Term Incentive Plan,” effective as of November 1, 2007, which was approved by the Company’s stockholders on October 30, 2007, which was amended and restated effective as of March 5, 2008. Subject to approval by the Company’s stockholders, the Company now desires to amend and restate the Rackspace, Inc. 2007 Long-Term Incentive Plan in its entirety effective as of May 2, 2012 (the “Effective Date”), as set forth below.

1.	Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business and its stockholders.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, as the Administrator may determine.

2.	Definitions. As used herein, the following definitions will apply:

(a) “Administrator” means the Board, or any of its Committees, as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and other stock or cash awards as the Administrator may determine.

(e) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Flow” means as to any Performance Period, cash generated from business activities.

(h) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction with the Company.

(i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by the compensation committee of the Board, to administer the Plan in accordance with Section 4 hereof.

(k) “Common Stock” means the common stock of the Company, $0.001 par value per Share (or such other par value as may be designated by the Company’s stockholders).

(l) “Company” means Rackspace, Inc., a Delaware corporation, or any successor thereto.

(m) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Affiliate to render services to such entity

(n) “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Administrator that relate to fulfillment of customer expectations and/or customer ratings.

(o) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time. A determination of Disability may be made by a physician selected or approved by the Administrator and, in this respect, the Participant shall submit to an examination by such physician upon request by the Administrator.

(r) “Earnings Per Share” means as to any Performance Period, the Company’s Profit After-Tax, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding.

(s) “Employee” means any person, including Officers and Directors, employed as a common law employee by the Company or any Parent or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have higher or lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion, subject to stockholder approval as set forth in Section 4(b)(vi). Notwithstanding the preceding, the term Exchange Program does not include any (i) transfer or other disposition permitted under Section 13, nor (ii) action described in Section 19(a).

(v) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) For purposes of any Awards granted on the Registration Date, the Fair Market Value will be the initial price to the public as set forth in the final prospectus included within the registration statement in Form S-1 filed with the Securities and Exchange Commission for the initial public offering of the Company’s Common Stock; or

(iv) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(w) “Fiscal Year” means the fiscal year of the Company, which runs from January 1 through December 31 each year.

(x) “Full Value Award” means an Award other than in the form of an Incentive Stock Option, Nonstatutory Stock Option, or Stock Appreciation Right, and which is settled by the issuance of Shares.

(y) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422.

(z) “Inside Director” means a Director who is an Employee.

(aa) “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Administrator (for example, but not by way of limitation, gross margin, operating margin or contribution margin)

(bb) “Market Share” means as to any Performance Period, the percentage of a market segment with respect to one or more products or services.

(cc) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(dd) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee) “Option” means a stock option granted pursuant to Section 6 of the Plan.

(ff) “Outside Director” means a Director who is not an Employee.

(gg) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

(hh) “Participant” means the holder of an outstanding Award.

(ii) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Flow, (b) Customer Satisfaction, (c) Earnings Per Share, (d) Margin, (e) Market Share, (f) Product Development and Quality, (g) Profit, (h) Profit After-Tax, (h) Revenue and (i) Total Shareholder Return.

(jj) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(kk) “Performance Shares” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(ll) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(mm) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(nn) “Plan” means the Rackspace, Inc. 2007 Equity Incentive Plan, as amended and restated.

(oo) “Product Development and Quality” means as to any Performance Period, the objective and measurable goals approved by the Administrator for the design, creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design or use specifications or requirements not to exceed specified defect levels.

(pp) “Profit” means as to any Performance Period, the Company’s or a business unit’s income.

(qq) “Profit After-Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes.

(rr) “Registration Date” means the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of the Company’s securities.

(ss) “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(tt) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(uu) “Revenue” means as to any Performance Period, the Company’s or a business unit’s net revenues generated from third parties.

(vv) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ww) “Section 16(b)” means Section 16(b) of the Exchange Act.

(xx) “Service Provider” means an Employee, Director, or Consultant.

(yy) “Share” means a share of the Common Stock, as adjusted in accordance with Section 19 of the Plan.

(zz) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(aaa) “Ten Percent Stockholder” means an individual, who, at the time the applicable Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate. An individual shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its stockholders, partners, or beneficiaries.

(bbb) “Total Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

3.	Stock Subject to the Plan.

(a) Stock Subject to the Plan. Subject to the provisions of Section 19 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 12,000,000 Shares, plus any Shares that, as of the Effective Date, are subject to any previously granted Awards under the Plan that otherwise would return to the Plan after the Effective Date on account of expiration, cancellation or forfeiture pursuant to Section 3(c) (not to exceed 13,924,403) (the “Aggregate Limit”). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Limitations. Grants of Awards other than Options and Stock Appreciation Rights on or following the Effective Date shall count against the numerical limits in Section 3(a) of the Plan as 1.76 Shares for every one Share subject thereto. In addition, if Shares acquired pursuant to Awards other than Options or Stock Appreciation Rights are forfeited to the Company and otherwise would return to the Plan pursuant to Section 3(c) of the Plan on or following the Effective Date, 1.76 times the number of Shares so forfeited shall become available for issuance.

(c) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding anything in the Plan or any Award Agreement to the contrary, Shares issued pursuant to Awards transferred under any Exchange Program, subject to stockholder approval as set forth in Section 4(b)(vi), will not be again available for grant under the Plan. Shares that are repurchased by the Company with the proceeds of Option exercises will not be added to the pool of Shares available to be granted under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 19, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan pursuant to this Section 3(c).

(d) Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), the inclusion of any provision providing for vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program, provided that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any Annual or Special Meeting of Stockholders of the Company;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix) to modify or amend each Award (subject to Section 34(c) of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to extend the maximum term of an Option (subject to Section 6(d) regarding Incentive Stock Options), and to accelerate vesting or waive a forfeiture restriction with respect to any Award;

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 20;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine, subject to Section 19; and

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Participants and any other holders of Awards.

(d) No Liability. Under no circumstances shall the Company, its Affiliates, the Administrator, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Administrator’s or the Board’s roles in connection with the Plan.

5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or a subsidiary within the meaning of Code Section 424(f).

6.	Stock Options.

(a) Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options in such amounts as the Administrator, in its sole discretion, will determine.

(b) Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares of Common Stock subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(c) Limitations.

(i) Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Affiliate) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(c), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii) Subject to the terms and provisions of the Plan, the Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.

(d) Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than seven (7) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Ten Percent Stockholder, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to Ten Percent Stockholder, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(e), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(f) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 19 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

The Administrator may permit a Participant to elect to pay the exercise price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise.

(ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination of service as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within thirty (30) days of such termination of service, or such longer period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if, on the date of termination of service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination of service, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within six (6) months of termination of service, or such longer period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination of service (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination of service. Unless otherwise provided by the Administrator, if, on the date of termination of service, the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If, after termination of service, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within twelve (12) months following the Participant’s death, or within such longer period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole discretion, may extend the term and the exercisability of an Option until the date that is twelve (12) months after the date of the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option immediately reverts to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(v) Other Termination. A Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the 10th day after the last date on which such exercise would result in such liability under Section 16(b). Finally, a Participant’s Award Agreement may also provide that if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of three (3) months after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

(g) Notification of Disqualifying Disposition. If any Employee shall make any disposition of Shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Employee shall notify the Company of such disposition within ten (10) days thereof.

7.	Restricted Stock.

(a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d) Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e) Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding the foregoing, any dividends or other distributions payable on Shares of Restricted Stock that are subject to performance restrictions may accrue during the Period of Restriction, but will not be paid on such Shares unless and until the Shares vest.

(h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.	Restricted Stock Units.

(a) Grant. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units, and the form of payout, which may be left to the discretion of the Administrator.

(b) Restricted Stock Unit Award. A Restricted Stock Unit Award shall be similar in nature to a Restricted Stock Award except that no Shares are actually transferred to the Participant until a later date specified in the applicable Award Agreement. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share.

(c) Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(d) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout in accordance with Section 8(e) below, as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(e) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

9.	Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. Subject to the terms and provisions of the Plan, the Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, subject to Section 6(c) of the Plan, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the rules of Sections 6(d) and 6(f) also will apply to Stock Appreciation Rights. Notwithstanding any other provision of this Plan to the contrary, with respect to a tandem Stock Appreciation Right granted in connection with an Incentive Stock Option: (a) the tandem Stock Appreciation Right will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the tandem Stock Appreciation Right may be for no more than one hundred percent (100%) of the excess of the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the tandem Stock Appreciation Right is exercised over the exercise price of the underlying Incentive Stock Option; and (c) the tandem Stock Appreciation Right may be exercised only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the exercise price of the Incentive Stock Option.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise, or such other date as specified in the Award Agreement, over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.	Performance Units and Performance Shares.

(a) Grant of Performance Units and Performance Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to the terms and conditions of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

(b) Value of Performance Units and Performance Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid out to the Service Providers. The Performance Objectives or other vesting provisions must be achieved during the applicable Performance Period. Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units or Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive a payout of the number of Performance Units or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit or of Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit or Performance Shares.

(e) Form and Timing of Payment of Performance Units or Performance Shares. Payment of earned Performance Units or Performance Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units or Performance Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units or Performance Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g) Participant’s Rights as Stockholder With Respect to a Performance Shares Award. Subject to the terms and conditions of the Plan, each holder of a Performance Shares Award shall have all the rights of a stockholder with respect to the Shares issued to the Participant pursuant to the Award during any period in which such issued Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

11.	Performance-Based Compensation Under Code Section 162(m).

(a) General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b) Annual Share Limitations for Option and Stock Appreciation Rights. No Service Provider shall be granted, in any Fiscal Year, Options and Stock Appreciation Rights to purchase more than two million five hundred thousand (2,500,000) Shares; provided, however, that such limit shall be five million (5,000,000) Shares during the Fiscal Year in which a Participant first becomes an Employee.

(c) Annual Share Limitations for Restricted Stock, Restricted Stock Unit, Performance Unit, and Performance Shares. No Service Provider shall be granted, in any Fiscal Year, more than two million five hundred thousand (2,500,000) Shares in the aggregate of the following: (i) Restricted Stock, (ii) Restricted Stock Units, and (iii) Performance Shares; provided, however, that such limit shall be five million (5,000,000) Shares during the Fiscal Year in which a Participant first becomes an Employee. No Participant shall be granted, in any Fiscal Year, Performance Units having an initial value greater than ten million dollars ($10,000,000); provided, however, that such limit shall be twenty million dollars ($20,000,000) during the Fiscal Year in which a Participant first becomes an Employee.

(d) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of Performance Goals relating to one or more business criteria. Any Performance Goals used may be measured (i) in absolute terms, (ii) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (iii) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (iv) on a per-share or per-capita basis, (v) against the performance of the Company as a whole or a specific business unit(s) or product(s) of the Company and/or (vi) on a pre-tax or after-tax basis, and may be measured relative to a peer group or index. Prior to the Determination Date, the Administrator will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers and acquisitions). As determined by the Administrator prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. The Performance Goals may differ from Participant to Participant and from Award to Award.

(e) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) determine the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) determine any other terms and conditions applicable to the Award(s).

(f) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

(g) Determination of Amounts Earned. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Administrator will have the right to (i) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period, (ii) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change in Control or in the event of a termination of employment following a Change in Control prior to the end of the Performance Period, and (iii) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or disability prior to a Change in Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

12. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Affiliate. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13. Limited Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator (in its discretion) determines to make an Award transferable, such Award must be transferable only not for consideration and will contain such additional terms and conditions as the Administrator deems appropriate.

14. Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Administrator finds by a majority vote that a Participant, before or after he or she ceases to be a Service Provider (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his or her employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Administrator makes its finding, any Awards awarded to the Participant that have not been exercised by the Participant (including all Awards that have not yet vested) will be forfeited to the Company. The findings and decision of the Administrator with respect to such matter, including those regarding the acts of the Participant and the damage done to the Company, will be final for all purposes. No decision of the Administrator, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.

15. Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Affiliates.

16. Issuance of Shares of Stock. Shares, when issued, may be represented by a certificate or by book or electronic entry.

17. Restrictions on Stock Received The Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares for a specified period of time.

18. Compliance With Code Section 409A. Awards shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and shall be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Code Section 409A.

19.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares of stock that may be delivered under the Plan and/or the number, class, and price of shares of stock covered by each outstanding Award and the limitations under Section 3(c).

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Affiliate of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 19(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 19(c) to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the Change in Control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Article shall be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

20.	Tax Withholding

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iv) any combination thereof. The withheld Shares not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Participant’s right, title, and interest in such Shares shall terminate. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

21. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

22. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

23. Term of Plan. Subject to Section 19 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 34 of the Plan.

24.	Change in Control of the Company.

(a) Change in Control. If, coincident with or during the twelve (12) month period immediately following the occurrence of a Change in Control, the Company terminates a Participant’s employment with the Company without Cause (as defined below), unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Administrator shall determine otherwise in the Award Agreement:

(i) any and all Options and Stock Appreciation Rights granted hereunder to such Participant shall become immediately vested and exercisable to the extent that their exercise price, as adjusted pursuant to Section 19 is less than the Fair Market Value of a Share on such date and the Participant shall have until the earlier of: (i) twelve (12) months following such termination date, or (ii) the expiration of the Option or Stock Appreciation Right term, to exercise any such Option or Stock Appreciation Right;

(ii) any Period of Restriction and restrictions imposed on such Participant’s Restricted Stock or Restricted Stock Units shall lapse;

(iii) the target payout opportunities attainable under all of such Participant’s outstanding Awards of performance-based Restricted Stock, performance-based Restricted Stock Units, Performance Units, and Performance Shares, shall be deemed to have been fully earned based on targeted performance being attained as of the effective date of the Change in Control of the Company;

(1) the vesting of all of such Participant’s Awards denominated in Shares shall be accelerated as of the effective date of the Change in Control of the Company, and shall be paid out to such Participant within thirty (30) days following the effective date of the Change in Control of the Company. The Administrator has the authority to pay all or any portion of the value of the Shares in cash;

(2) Awards denominated in cash shall be paid to such Participant in cash within thirty (30) days following the effective date of the Change in Control of the Company; and

(iv) Unless otherwise specifically provided in a written agreement entered into between such Participant and the Company, the Administrator shall pay out all other Share-based Awards.

(b) For purposes of this Section 24, “Cause” shall mean Participant’s: (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to the Company, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the Participant at the expense of the Company, (iv) material breach of any written policies of the Company (which policy or policies previously was provided to Participant), or (v) willful and continual failure substantially to perform his or her duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days.

(c) Delay of Payment due to Section 409A. Notwithstanding anything in this Section 24 to the contrary, if a payment under an Award Agreement is subject to Code Section 409A and if the Change in Control definition contained in the Award Agreement does not comply with the definition of “change of control” for purposes of a distribution under Code Section 409A, then any payment of an amount that is otherwise accelerated under this Article shall be delayed until the earliest time that such payment would be permissible under Code Section 409A without triggering any penalties applicable under Code Section 409A.

25. Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.

26. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

27. Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.

28. Other Compensation Plans. The adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Service Providers.

29. Other Awards. The grant of an Award shall not confer upon the Participant the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Participant, or the right to receive future Awards upon the same terms or conditions as previously granted.

30. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

31. Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to (i) determine which Affiliates shall be covered by the Plan; (ii) determine which persons employed outside the

United States are eligible to participate in the Plan; (iii) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; (iv) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 30 by the Administrator shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

32. Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

33. Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered, and governed under the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

34. Amendment	and Termination of the Plan.

(a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

35.	Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

36. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

37. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 2, 2012

8:30 a.m. CDT

Rackspace Corporate Headquarters

5000 Walzem Road

San Antonio, Texas 78218

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on May 2, 2012.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all of the Director Nominees in Item 1 and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Alan Schoenbaum and A. Lanham Napier, and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

May 2, 2012

PROXY VOTING INSTRUCTIONS

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING. BOTH ARE

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.	COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

☐ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ☐

☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS IN PROPOSAL ONE AND “FOR”
APPROVAL OF PROPOSALS TWO AND THREE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE

				For Against Abstain
1. ELECTION OF DIRECTORS (NOMINEES) S. James Bishkin Fred Reichheld Mark P. Mellin	For Against Abstain ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	2.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐ ☐ ☐
		3.	Approval of the amendment and restatement of the Amended and Restated 2007 Long Term Incentive Plan	☐ ☐ ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature	Signature	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.